As filed with the Securities and Exchange Commission on May 22, 2009

Registration No. 333-159353

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Regions Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	6021	63-0589368
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1900 Fifth Avenue North

Birmingham, Alabama 35203

(205) 944-1300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John D. Buchanan

Senior Executive Vice President, General Counsel and Corporate Secretary

Regions Financial Corporation

1900 Fifth Avenue North

Birmingham, Alabama 35203

(205) 326-4977

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Alan Sinsheimer Andrew Soussloff Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	John D. Lobrano Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale of the securities to the public: The offering of the securities will commence promptly following the filing of the Registration Statement. No tendered securities will be accepted for exchange until after this registration statement has been declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus may be changed. We may not complete the offer and the securities being registered may not be exchanged or distributed until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 22, 2009

PROSPECTUS

REGIONS FINANCIAL CORPORATION

OFFER TO EXCHANGE

Up to 110,000,000 Shares of Common Stock of Regions Financial Corporation

for

6.625% Trust Preferred Securities of Regions Financing Trust II

(CUSIP 7591EL AA7)

We are offering to exchange up to 110,000,000 newly issued shares of our common stock (the “Common Stock”) for outstanding 6.625% Trust Preferred Securities (“Trust Preferred Securities”) of Regions Financing Trust II (the “Trust”), on the terms and subject to the conditions set forth in this document and in the related letter of transmittal (the “Letter of Transmittal”). We call this offer the “Exchange Offer.”

For each $1,000 liquidation amount of Trust Preferred Securities we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock having a value (based on the Relevant Price) equal to $700. The “Relevant Price” is the greater of (i) the Average VWAP of our Common Stock during the last five trading days of the currently scheduled Exchange Offer period, determined as described later in this document, and (ii) the Minimum Share Price of $2.65 per share. We refer to the number of shares of Common Stock we will issue for each $1,000 liquidation amount of Trust Preferred Securities we accept in the Exchange Offer as the “exchange ratio,” and we will round the exchange ratio to four decimal places. As a result of the Minimum Share Price limitation, the maximum number of shares of Common Stock we may issue under the Exchange Offer per $1,000 liquidation amount of Trust Preferred Securities is 264.1509. We will also pay cash for any accrued and unpaid distributions on any Trust Preferred Securities accepted in the Exchange Offer to, but excluding, the date of settlement of the Exchange Offer.

We will issue no more than 110,000,000 shares of our Common Stock in the Exchange Offer. Depending on the amount of Trust Preferred Securities tendered in the Exchange Offer and the exchange ratio determined as described above, we may have to prorate the Trust Preferred Securities that we accept in this Exchange Offer to remain within this limit.

The Exchange Offer will expire at 11:59 p.m., New York City time, on June 17, 2009 (unless we extend it or terminate it early). You may withdraw any Trust Preferred Securities that you previously tendered in the Exchange Offer at any time prior to the time it expires.

Our obligation to exchange Common Stock for Trust Preferred Securities in the Exchange Offer is subject to a number of conditions that must be satisfied or waived by us, including, among others, that there has been no change or development that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects. Our obligation to exchange is not subject to any minimum tender condition.

Our Common Stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “RF”. The closing sale price for our Common Stock on the NYSE on May 21, 2009 was $4.10 per share.

None of us, the trustee, the Dealer Managers, the Exchange Agent, the Information Agent (each as defined herein) nor any other person makes any recommendation as to whether you should tender your shares of Trust Preferred Securities. You must make your own decision after reading this document and the documents incorporated by reference herein and consulting with your advisors.

We encourage you to read and carefully consider this document in its entirety, in particular the risk factors beginning on page 13 of this document.

        Neither the Securities and Exchange Commission (the “SEC”), any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of the Exchange Offer or of the securities to be issued in the Exchange Offer or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

The Dealer Managers for the Exchange Offer are:

Goldman, Sachs & Co.	J.P. Morgan

The date of this document is                     , 2009

IMPORTANT

All of the Trust Preferred Securities were issued in book-entry form, and all of the Trust Preferred Securities are currently represented by one or more global certificates held for the account of The Depository Trust Company (“DTC”).

You may tender your Trust Preferred Securities by transferring the Trust Preferred Securities through DTC’s Automated Tender Offer Program (“ATOP”) or following the other procedures described under “The Exchange Offer—Procedures for Tendering Trust Preferred Securities.”

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of the DTC on or prior to the expiration date. If you hold your Trust Preferred Securities through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the Exchange Offer a number of days before the expiration date in order for such entity to tender Trust Preferred Securities on your behalf on or prior to the expiration date. Tenders not received by Global Bondholder Services Corporation, the exchange agent for the Exchange Offer (the “Exchange Agent”), on or prior to the expiration date will be disregarded and of no effect.

We are incorporating by reference into this document important business and financial information that is not included in or delivered with this document. This information is available without charge to you upon written or oral request. Requests should be directed to:

Regions Financial Corporation

Investor Relations

1900 Fifth Avenue North

Birmingham, Alabama 35203

Telephone: (205) 581-7890

i

In order to ensure timely delivery of such documents, you must request this information no later than five business days before the date you must make your investment decision. Accordingly, you should make any request for documents by June 10, 2009 to ensure timely delivery of the documents prior to the expiration date.

You should rely only on the information contained in or incorporated by reference into this document. We have not authorized anyone to provide you with information that is different. You should assume that the information contained or incorporated by reference in this document is accurate only as of the date of this document or as of the date of the document incorporated by reference, as applicable. We are not making an offer of these securities in any jurisdiction where such offer is not permitted.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information included or incorporated by reference in this prospectus may include forward-looking statements which reflect our current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•

In October 2008 Congress enacted and the President signed into law, the Emergency Economic Stabilization Act of 2008, and on February 17, 2009 the American Recovery and Reinvestment Act of 2009 was signed into law. Additionally, the Department of the U.S. Treasury (the “U.S. Treasury”) and federal banking regulators are implementing a number of programs to address capital and liquidity issues in the banking system and may announce additional programs that will apply to us in the future, all of which may have significant effects on us and the financial services industry, the exact nature and extent of which cannot be determined at this time.

•	Our ability to raise sufficient capital to satisfy the Supervisory Capital Assessment Program (“SCAP”) requirements without additional Government investment.

•

Until we are able to repay the outstanding preferred stock issued under the Troubled Asset Relief Program (“TARP”), the impact of compensation and other restrictions on recipients of TARP preferred stock.

•	The impact of possible additional loan losses and reserve build-up on earnings and capital.

•	Possible changes in interest rates may affect funding costs and reduce earning asset yields, thus reducing margins.

•	Possible changes in general economic and business conditions in the United States in general and in the communities we serve in particular.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

•

Possible other changes in trade, monetary and fiscal policies, laws and regulations, and other activities of governments, agencies, and similar organizations, including changes in accounting standards, may have an adverse effect on business.

•	The current stresses in the financial and real estate markets, including possible continued deterioration in property values.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Our ability to achieve the earnings expectations related to businesses that have been acquired or that may be acquired in the future.

•	Our ability to expand into new markets and to maintain profit margins in the face of competitive pressures.

•	Our ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by our customers and potential customers.

•	Our ability to keep pace with technological changes.

•	Our ability to effectively manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk, and regulatory and compliance risk.

•	The cost and other effects of material contingencies, including litigation contingencies.

•	The effects of increased competition from both banks and non-banks.

•	The effects of geopolitical instability and risks such as terrorist attacks.

•	Possible changes in consumer and business spending and saving habits could affect our ability to increase assets and to attract deposits.

•	The effects of weather and natural disasters such as droughts and hurricanes.

The words “goal,” “target,” “objective,” “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this document. Information that we file later with the SEC will automatically update information in this document. In all cases, you should rely on the later information over different information included in this document. We incorporate by reference the documents listed below and any documents subsequently filed (but not documents that are furnished, unless expressly incorporated herein by a reference in such furnished document) with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this document and before the completion of the Exchange Offer:

(a)	Annual Report on Form 10-K for the year ended December 31, 2008, filed February 24, 2009;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed May 11, 2009 and Amendment No. 1 on Form 10-Q/A, filed May 13, 2009;

(c)	Current Reports on Form 8-K filed February 27, 2009, March 2, 2009, April 16, 2009 (containing disclosure under Item 8.01), April 22, 2009, May 7, 2009 and May 20, 2009 (Item 8.01 and Exhibit 99.1 only); and

(d)	The description of our Common Stock contained in our current report on Form 8-K filed on July 1, 2004 with the SEC, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations

1900 Fifth Avenue North

Birmingham, Alabama 35203

Telephone: (205) 581-7890

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following are certain questions regarding the Exchange Offer that you may have as a holder of the Trust Preferred Securities and the answers to those questions. To fully understand the Exchange Offer and the considerations that may be important to your decision whether to participate, you should carefully read this document in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this document. For further information about us, see the section of this document entitled “Where You Can Find More Information.”

What is the purpose of the Exchange Offer?

In February 2009, the U.S. Treasury and the federal bank regulators announced that the 19 largest U.S. bank holding companies would be required to undergo a forward-looking capital assessment, or “stress test,” referred to as the SCAP. In connection with the completion of the SCAP, we have agreed with our regulators to establish an additional capital buffer by increasing our Tier 1 common by $2.5 billion, of which at least $400 million must be new Tier 1 equity, by November 9, 2009. We are refining the details of a comprehensive capital plan that we expect to submit to our regulators prior to the June 8, 2009 deadline established with respect to the SCAP.

In addition to this Exchange Offer, on May 20, 2009, we launched and priced (i) an underwritten public offering of $1.6 billion of our Common Stock (or $1.84 billion if the underwriters exercise their option to purchase additional Common Stock in full) (the “Common Stock Offering”) and (ii) an underwritten public offering of $250 million of our 10% Mandatory Convertible Preferred Stock, Series B, initial liquidation preference of $1,000.00 per share (our “Mandatory Convertible Preferred Stock” and referred to as the “Mandatory Convertible Preferred Stock Offering”) ($287.5 million if the underwriters exercise their options to purchase additional Mandatory Convertible Preferred Stock in full) and in connection with each offering filed prospectus supplements to our prospectus dated May 11, 2007 on file with the SEC. The Mandatory Convertible Preferred Stock will convert into a variable number of shares of our Common Stock on December 15, 2010 unless earlier converted at our option or the option of the holder. The conversion rate will be variable and depend on the market price of our Common Stock over a period preceding the conversion date and will be subject to customary anti-dilution adjustments.

The remaining capital required under SCAP is expected to be achieved through a combination of actions including (i) additional liability management actions including possible exchanges of equity for our and Regions Bank’s $4.25 billion of outstanding subordinated debt and $345 million of additional trust preferred securities, (ii) sales of non-core assets and businesses, (iii) pre-provision earnings in excess of the amounts assumed under the SCAP analysis, (iv) a potential reduction in disallowed deferred tax assets as a result of increased Tier 1 capital levels, and (v) if necessary, the issuance of common equity and other Tier 1 Common qualifying instruments.

What consideration are we offering in exchange for the Trust Preferred Securities?

We are offering to exchange up to 110,000,000 newly issued shares of our Common Stock for outstanding Trust Preferred Securities of the series identified on the cover page of this document, on the terms and subject to the conditions set forth in this document and in the Letter of Transmittal. As of the date of this document, there was $700 million aggregate liquidation amount of Trust Preferred Securities outstanding.

For each $1,000 liquidation amount of Trust Preferred Securities we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock having a value (based on the Relevant Price) equal to $700. The “Relevant Price” is the greater of (i) the Average VWAP of our Common Stock during the last five trading days of the currently scheduled Exchange Offer period, determined as described later in this document, and (ii) the “Minimum Share Price” of $2.65 per share. Expressing this as a formula, for each $1,000 liquidation amount of Trust Preferred Securities we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock equal to $700 divided by the Relevant Price. We refer to the number of shares of Common Stock we will issue for each $1,000 liquidation amount of Trust Preferred Securities we accept in the Exchange Offer as the “exchange ratio,” and we will round the exchange ratio to four decimal places.

We will also pay cash for any accrued and unpaid distributions on any Trust Preferred Securities accepted in the Exchange Offer to, but excluding, the date of settlement of the Exchange Offer.

How will the Average VWAP be determined?

Average VWAP during a period means the simple arithmetic average of VWAP for each trading day during that period. VWAP for any day means the per share volume weighted average price of our Common Stock on that day as displayed under the heading Bloomberg VWAP on Bloomberg Page RF <equity> AQR (or its equivalent successor page if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such volume weighted average price is unavailable, the market price of one share of our Common Stock on such trading day determined, using a volume weighted average method, by a nationally recognized investment banking firm retained by us for this purpose).

How may I obtain information regarding the Relevant Price?

Throughout the Exchange Offer, indicative exchange ratios will be available at http://www.gbsc-usa.com/Regions and from the Information Agent, Global Bondholder Services Corporation, at one of its numbers listed on the back cover page of this document. We will announce the final exchange ratio by 4:30 p.m., New York City time, on the date the Exchange Offer is scheduled to expire, and the final exchange ratio will also be available by that time at http://www.gbsc-usa.com/Regions and from the Information Agent.

Is there a limit on the number of shares of Common Stock I can receive for each Trust Preferred Security that I tender?

Yes. As a result of the Minimum Share Price limitation, the maximum number of shares of Common Stock that we may issue under the Exchange Offer per $1,000 liquidation amount of Trust Preferred Securities is 264.1509.

Depending on the trading price of our Common Stock compared to the Relevant Price described above, the market value of the Common Stock we issue in exchange for each $1,000 liquidation amount of Trust Preferred Securities we accept for exchange may be less than, equal to or greater than the $700 value referred to above. If the calculation of the exchange ratio is based on the Minimum Share Price, we will, if the conditions to the Exchange Offer are otherwise satisfied or waived by us, extend the Exchange Offer until 11:59 p.m., New York City time, on the second trading day following the original expiration date to permit holders to tender or withdraw their Trust Preferred Securities during those days. Any changes in the prices of the Common Stock on those additional days of the Exchange Offer will not, however, affect the exchange ratio.

Will all Trust Preferred Securities that I tender be accepted in this Exchange Offer?

Not necessarily. We will issue no more than 110,000,000 shares of our Common Stock in the Exchange Offer. Depending on the amount of Trust Preferred Securities tendered in the Exchange Offer and the exchange ratio determined as described above, we may have to prorate the Trust Preferred Securities that we accept in this Exchange Offer to remain within this limit. Any Trust Preferred Securities not accepted for exchange as a result of proration will be returned to tendering holders promptly after the final proration factor is determined. See “The Exchange Offer—Terms of the Exchange Offer—Proration.”

The following table shows the percentage of tendered Trust Preferred Securities that will be accepted at various assumed levels for Average VWAP in two scenarios: (1) 60% of the Trust Preferred Securities tendered and (2) 100% of the Trust Preferred Securities tendered.

Assumed Average VWAP	Relevant Price	Exchange Ratio per $1,000 Liquidation Amount	% Accepted if 60% Tender	% Accepted if 100% Tender
$7.00	$7.00	100.0000	100%	100%
$6.50	$6.50	107.6923	100%	100%
$6.00	$6.00	116.6667	100%	100%
$5.50	$5.50	127.2727	100%	100%
$5.00	$5.00	140.0000	100%	100%
$4.50	$4.50	155.5556	100%	100%
$4.00	$4.00	175.0000	100%	90%
$3.50	$3.50	200.0000	100%	79%
$3.00	$3.00	233.3333	100%	67%
$2.50	$2.65	264.1509	100%	60%
$2.00	$2.65	264.1509	100%	60%
$1.50	$2.65	264.1509	100%	60%

For example, we will hit this limit and begin to prorate acceptances if Average VWAP is at or below $2.65 or 60% or more of the Trust Preferred Securities are tendered.

Will fractional shares be issued in the Exchange Offer?

We will not issue fractional shares of our Common Stock in the Exchange Offer. Instead, the number of shares of our Common Stock you receive in the Exchange Offer will be rounded up or down to the nearest whole number, with any fractional share of 0.5 or greater being rounded up and any fractional share of less than 0.5 being rounded down.

When does the Exchange Offer expire, and may I withdraw Trust Preferred Securities that I have previously tendered?

The Exchange Offer will expire at 11:59 p.m., New York City time, on June 17, 2009 (unless we extend it or terminate it early). You may withdraw any Trust Preferred Securities that you previously tendered in the Exchange Offer at any time prior to the time it expires by following the procedures described under the caption “The Exchange Offer—Withdrawal of Tenders.”

Is the Exchange Offer subject to any minimum tender or other conditions?

Our obligation to exchange is not subject to any minimum tender condition. Our obligation to exchange Common Stock for Trust Preferred Securities in the Exchange Offer is, however, subject to a number of conditions that must be satisfied or waived by us, including, among others, that there has been no change or development that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects.

How do I participate in the Exchange Offer?

You may tender your Trust Preferred Securities by transferring the Trust Preferred Securities through ATOP or following the other procedures described under “The Exchange Offer—Procedures for Tendering Trust Preferred Securities.”

What must I do to participate if my Trust Preferred Securities are held of record by a broker, dealer, commercial bank, trust company or other nominee?

If you wish to tender your Trust Preferred Securities and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender Trust Preferred Securities on your behalf.

You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee at least five business days prior to the expiration date in order to allow adequate processing time for your instruction.

Should you have any questions as to the procedures for tendering your shares, please call your broker, dealer, commercial bank, trust company or other nominee, or call our Information Agent, Global Bondholder Services, at its telephone number set forth on the back cover page of this document.

WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES AND THEREFORE YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS OF DTC ON OR PRIOR TO THE EXPIRATION DATE. IF YOU HOLD YOUR TRUST PREFERRED SECURITIES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD KEEP IN MIND THAT SUCH ENTITY MAY REQUIRE YOU TO TAKE ACTION WITH RESPECT TO THE EXCHANGE OFFER A NUMBER OF DAYS BEFORE THE EXPIRATION DATE IN ORDER FOR SUCH ENTITY TO TENDER TRUST PREFERRED SECURITIES ON YOUR BEHALF ON OR PRIOR TO THE EXPIRATION DATE. TENDERS NOT RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE WILL BE DISREGARDED AND OF NO EFFECT.

SUMMARY

The following summary highlights selected information contained in this document. It may not contain all of the information that is important to you and is qualified in its entirety by the more detailed information included or incorporated by reference in this document. You should carefully consider the information contained in and incorporated by reference in this document, including the information set forth under the heading “Risk Factors” on page 15 in this document and the information set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009. References in this document to “our,” “we,” “us” and similar terms are references to Regions Financial Corporation and not to its subsidiaries, and references to “Regions” are references to Regions Financial Corporation and its subsidiaries.

The Company and the Trust

We are a Delaware corporation and financial holding company headquartered in Birmingham, Alabama. We are a member of the S&P 100 Index and one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. We serve customers in 16 states across the South, Midwest and Texas, and through our subsidiary, Regions Bank, operate 1,900 banking offices and approximately 2,300 ATMs. Our investment and securities brokerage, trust and asset management division, Morgan Keegan & Company, Inc., provides services from over 330 offices. At March 31, 2009, we had total consolidated assets of approximately $142.0 billion, total consolidated deposits of approximately $93.5 billion and total consolidated stockholders’ equity of approximately $16.8 billion.

The Trust is a Delaware statutory trust. We are the sole holder of all the common securities of the Trust. The sole asset and only source of funds to make payments on the Trust Preferred Securities are the junior subordinated notes we issued to the Trust (the “Underlying Notes”). To the extent that the Trust receives interest payments on the relevant Underlying Notes, it is obligated to distribute those amounts to the holders of Trust Preferred Securities in the form of monthly, quarterly or semi-annual distributions. We have provided holders of Trust Preferred Securities a guarantee in support of the Trust’s obligation to make distributions on its Trust Preferred Securities, but only to the extent the Trust has funds available for distribution.

Our principal executive office, and the principal place of business for the Trust, is at 1900 Fifth Avenue North, Birmingham, Alabama 35203, and our telephone number is (205) 944-1300.

Background to the Transaction

Supervisory Capital Assessment Program

In February 2009, the U.S. Treasury and the federal bank regulators announced that the 19 largest U.S. bank holding companies would be required to undergo a forward-looking capital assessment, or “stress test,” referred to as the SCAP. On April 24, 2009, the Board of Governors of the Federal Reserve System (“FRB”) published a “white paper” addressing process and methodologies being employed by the federal banking supervisory agencies in the SCAP, and on May 6, 2009, the heads of the FRB, U.S. Treasury, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation (“FDIC”) issued a joint statement on the program. On May 7, 2009, the FRB publicly announced the results of the stress test for each of these 19 institutions, including us. Under a hypothetical “more adverse” scenario for a period through the end of 2010 for each of these institutions, the FRB projected losses and loss rates across select categories of loans; resources available to absorb those losses; and the resulting necessary additions to capital buffers. In addition to the requirement to be well-capitalized of maintaining a Tier 1 risk-based ratio of at least 6%, the SCAP resulted in the establishment of a target to establish an additional capital buffer sufficient to have a Tier 1 common risk-based ratio of at least 4% at the end of 2010, under a more adverse macroeconomic scenario than is currently anticipated. As of March 31, 2009, we had a Tier 1 risk-based ratio of 10.41% and a Tier 1 common risk-based ratio of 6.49%.

In connection with the completion of the SCAP, we have agreed with our regulators to establish an additional capital buffer by increasing our Tier 1 common by $2.5 billion, of which at least $400 million must be new Tier 1 equity, by November 9, 2009. We are refining the details of a comprehensive capital plan that we expect to submit to our regulators prior to the June 8, 2009 deadline established with respect to the SCAP. In addition to this Exchange Offer, as part of our plan to raise common equity, on May 20, 2009 we launched and priced (i) an underwritten public offering of $1.6 billion of our Common Stock (or $1.84 billion if the underwriters exercise their option to purchase additional Common Stock in full) and (ii) an underwritten public offering of $250 million of our Mandatory Convertible Preferred Stock (or $287.5 million if the underwriters exercise their option to purchase additional Mandatory Convertible Preferred Stock in full) and in connection with each offering filed prospectus supplements to our prospectus dated May 11, 2007 on file with the SEC. The Mandatory Convertible Preferred Stock will convert into a variable number of shares of our Common Stock on December 15, 2010 unless earlier converted at our option or the option of the holder. The conversion rate will be variable and depends on the market price of our Common Stock over a period preceding the conversion date and will be subject to customary anti-dilution adjustments. The remaining capital required under SCAP is expected to be achieved through a combination of actions including (i) additional liability management actions including possible exchanges of equity for our and Regions Bank’s $4.25 billion of outstanding subordinated debt and $345 million of additional trust preferred securities, (ii) sales of non-core assets and businesses, (iii) pre-provision earnings in excess of the amounts assumed under the SCAP analysis, (iv) a potential reduction in disallowed deferred tax assets as a result of increased Tier 1 capital levels, and (v) if necessary, the issuance of common equity and other Tier 1 common qualifying instruments.

Summary Terms of the Exchange Offer

Purpose of the Exchange Offer	The purpose of the Exchange Offer is to raise additional Tier I common equity as required by the SCAP.

Consideration Offered in the Exchange Offer	We are offering to exchange up to 110,000,000 newly issued shares of our Common Stock for outstanding Trust Preferred Securities of the series identified on the cover page of this document, on the terms and subject to the conditions set forth in this document and in the Letter of Transmittal.

We will accept properly tendered Trust Preferred Securities for exchange at the exchange ratio determined as described below, on the terms and conditions of the Exchange Offer and subject to the proration provisions described below. We will promptly return any Trust Preferred Securities that are not accepted for exchange following the expiration of the Exchange Offer and the determination of the final proration factor, if any, described below.

For each $1,000 liquidation amount of Trust Preferred Securities we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock having a value (based on the Relevant Price) equal to $700. The “Relevant Price” is the greater of (i) the Average VWAP of our Common Stock during the last five trading days of the currently scheduled Exchange Offer period, determined as described later in this document, and (ii) the “Minimum Share Price” of $2.65 per share. Expressing this as a formula, for each $1,000 liquidation amount of Trust Preferred Securities we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock equal to $700 divided by the Relevant Price.

We refer to the number of shares of Common Stock we will issue for each $1,000 liquidation amount of Trust Preferred Securities we accept in the Exchange Offer as the “exchange ratio,” and we will round the exchange ratio to four decimal places.

As a result of the Minimum Share Price limitation, the maximum number of shares of Common Stock that we may issue under the Exchange Offer per $1,000 liquidation amount of Trust Preferred Securities is 264.1509.

Depending on the trading price of our Common Stock compared to the Relevant Price described above, the market value of the Common Stock we issue in exchange for each $1,000 liquidation amount of Trust Preferred Securities we accept for exchange may be less than, equal to or greater than the $700 value referred to above.

We will also pay cash for any accrued and unpaid distributions on any Trust Preferred Securities accepted in the Exchange Offer to, but excluding, the date of settlement of the Exchange Offer.

Expiration Date and Withdrawal Rights	The Exchange Offer will expire at 11:59 p.m., New York City time, on June 17, 2009 (unless we extend or earlier terminate it). The term “expiration date” means such date and time or, if we extend the Exchange Offer, the latest date and time to which we extend the Exchange Offer. You may withdraw any Trust Preferred Securities that you previously tendered in the Exchange Offer at any time prior to the time it expires. See “The Exchange Offer—Withdrawals of Tenders.”

Publication of Exchange Ratio Information	Throughout the Exchange Offer, indicative exchange ratios will be available at http://www.gbsc-usa.com/Regions and from Global Bondholder Services Corporation, the Information Agent, at one of its numbers listed on the back cover page of this document. We will announce the final exchange ratio by 4:30 p.m., New York City time, on the scheduled expiration date of the Exchange Offer, and that final exchange ratio will also be available by that time at http://www.gbsc-usa.com/Regions and from the Information Agent.

Extension if Exchange Ratio is Based on Minimum Share Price

If the Average VWAP in effect at the expiration of the currently scheduled Exchange Offer period is below the Minimum Share Price (so that the exchange ratio will be based on the Minimum Share Price rather than Average VWAP), we will, if the conditions to the Exchange Offer are otherwise satisfied or waived by us, extend the Exchange Offer until 11:59 p.m., New York City time, on the second trading day following the original expiration date to permit holders to tender or withdraw their Trust Preferred Securities during those days.

Any changes in the prices of the Common Stock on those additional days of the Exchange Offer will not, however, affect the exchange ratio.

Conditions to the Exchange Offer	Our obligation to exchange Common Stock for Trust Preferred Securities in the Exchange Offer is subject to a number of conditions that must be satisfied or waived by us, including among other things that there has been no change or development that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects. Our obligation to exchange is not subject to any minimum tender condition. See “The Exchange Offer—Conditions of the Exchange Offer.”

Settlement Date	The settlement date for the Exchange Offer will be a date promptly following the expiration date. We currently expect the settlement date to be three business days after the expiration date.

Fractional Shares	We will not issue fractional shares of our Common Stock in the Exchange Offer. Instead, the number of shares of our Common Stock you receive in the Exchange Offer will be rounded up or down to the nearest whole number, with any fractional share of 0.5 or greater being rounded up and any fractional share of less than 0.5 being rounded down.

Proration	In order to assure compliance with NYSE rules, we will issue no more than 110,000,000 shares of our Common Stock in the Exchange Offer. Depending on the amount of Trust Preferred Securities tendered in the Exchange Offer and the exchange ratio determined as described above, we may have to prorate the Trust Preferred Securities that we accept in this Exchange Offer to remain within this limit. Any Trust Preferred Securities not accepted for exchange as a result of proration will be returned to tendering holders promptly after the final proration factor is determined. See “The Exchange Offer—Terms of the Exchange Offer—Proration.”

Procedures for Tendering Trust Preferred Securities	You may tender your Trust Preferred Securities by transferring the Trust Preferred Securities through ATOP or following the other procedures described under “The Exchange Offer—Procedures for Tendering Trust Preferred Securities.”

If you wish to tender your Trust Preferred Securities and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender Trust Preferred Securities on your behalf.

We urge you to instruct your broker, dealer, commercial bank, trust company or other nominee at least five business days prior to the expiration date in order to allow adequate processing time for your instruction.

Should you have any questions as to the procedures for tendering your shares, please call your broker, dealer, commercial bank, trust company or other nominee, or call our Information Agent at its telephone number set forth on the back cover page of this document.

WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES AND THEREFORE YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS OF DTC ON OR PRIOR TO THE EXPIRATION DATE. TENDERS NOT RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE WILL BE DISREGARDED AND OF NO EFFECT.

Extensions; Waivers and Amendments; Termination	Subject to applicable law, we reserve the right to (1) extend the Exchange Offer; (2) waive any and all conditions to or amend the Exchange Offer in any respect; or (3) terminate the Exchange Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled expiration date. See “The Exchange Offer—Expiration Date; Extension; Termination and Amendment.”

Material U.S. Federal Income Tax Consequences	Your exchange of Trust Preferred Securities for our Common Stock pursuant to the Exchange Offer will be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except with respect to accrued but unpaid distributions on the Trust Preferred Securities, you will not recognize any gain or loss upon consummation of the Exchange Offer. See “Material U.S. Federal Income Tax Consequences.”

Consequences of Failure to Exchange Trust Preferred Securities	Depending on the amount of Trust Preferred Securities that are accepted for exchange in the Exchange Offer, the trading market for the Trust Preferred Securities that remain outstanding after the Exchange Offer may be more limited. A reduced trading volume may decrease the price and increase the volatility of the trading price of the Trust Preferred Securities that remain outstanding following the Exchange Offer.

Following the Exchange Offer we plan to merge the Trust into a new Delaware statutory trust as permitted by the terms of the Trust’s governing documents. In connection with the merger, the Trust Preferred Securities we acquire in the Exchange Offer will be exchanged for a like amount of Underlying Notes and all Trust Preferred Securities not acquired by us in the Exchange Offer will be converted into trust preferred securities of the new trust with terms substantially identical to the terms of the Trust Preferred Securities. The merger will not adversely affect the rights of the holders of Trust Preferred Securities.

Comparison of the Rights of Common Stock and Trust Preferred Securities	There are material differences between the rights of a holder of our Common Stock and a holder of the Trust Preferred Securities. See “Comparison of Rights Between the Trust Preferred Securities and the Common Stock.”

Market Trading	Our Common Stock is traded on the New York Stock Exchange under the symbol “RF”. The closing sale price of our Common Stock on the NYSE on May 21, 2009, the last trading day prior to the date of this document, was $4.10 per share. The Trust Preferred Securities are not listed for trading on any securities exchange.

Brokerage Commissions	You will not be required to pay brokerage commissions to the Dealer Managers, the Exchange Agent, the Information Agent or us in connection with the Exchange Offer.

No Appraisal Rights	You will have no appraisal rights in connection with the Exchange Offer.

Regulatory Approvals	We have obtained the approval of the Federal Reserve required for an early redemption of the Trust Preferred Securities. No other regulatory approvals are required.

Dealer Managers	Goldman, Sachs & Co. and J.P. Morgan Securities Inc.

Information Agent and Exchange Agent	Global Bondholder Services Corporation

Further Information	If you have questions about the terms of the Exchange Offer, please contact the Dealer Managers or the Information Agent. Requests for additional copies of this document and the Letter of Transmittal may be directed to the Information Agent. If you have questions regarding the procedures for tendering your Trust Preferred Securities, please contact the Exchange Agent. The contact information for the Dealer Managers, Information Agent and Exchange Agent are set forth on the back cover page of this document.

As required by the Securities Act of 1933, we filed a registration statement relating to the Exchange Offer with the Securities and Exchange Commission. This document is a part of that registration statement.

See also “Where You Can Find More Information.”

RISK FACTORS

You should carefully consider the risks described below and all of the information contained and incorporated by reference in this document before you decide whether to participate in the Exchange Offer. In particular, you should carefully consider, among other things, the matters discussed below and under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009.

Risks Related to the Market Price and Value of the Common Stock Offered in the Exchange Offer

The Minimum Share Price limitation may result in your receiving shares of Common Stock worth significantly less than the shares you would receive in the absence of that constraint.

If the Average VWAP is less than the Minimum Share Price, we will use the Minimum Share Price and not the Average VWAP to calculate the number of shares of Common Stock you will receive. In that case you could receive shares of Common Stock with a value that may be significantly less than the value of the shares you would receive in the absence of that limitation. You will, however, have the option to withdraw your tender in that situation.

Although the number of shares of Common Stock offered in the Exchange Offer for each Trust Preferred Security will be determined based on the Average VWAP of our Common Stock during the five trading day period ending on the currently scheduled expiration date, the market price of our Common Stock will fluctuate, and the market price of such shares of Common Stock upon settlement of the Exchange Offer could be less than the market price used to determine the number of shares.

The number of shares of Common Stock offered for each Trust Preferred Security accepted for exchange will be determined based on the Average VWAP of the Common Stock during the five trading day period ending on the currently scheduled expiration date and will not be adjusted regardless of any increase or decrease in the market price of our Common Stock or the Trust Preferred Securities between the expiration date of the Exchange Offer and the settlement date. Therefore, the market price of the Common Stock at the time you receive your Common Stock on the settlement date could be significantly less than the market price used to determine the number of shares you will receive. The market price of our Common Stock has recently been subject to significant fluctuations and volatility.

The trading price of our Common Stock may be subject to continued significant fluctuations and volatility.

The market price of our Common Stock could be subject to significant fluctuations due to a change in sentiment in the market regarding our operations or business prospects. Such risks may be affected by:

•	Operating results that vary from the expectations of management, securities analysts and investors;

•	Developments in our businesses or in the financial sector generally;

•	Regulatory changes affecting our industry generally or our businesses and operations;

•	The operating and securities price performance of companies that investors consider to be comparable to us;

•	Announcements of strategic developments, acquisitions and other material events by us or our competitors;

•	Changes in the credit, mortgage and real estate markets, including the markets for mortgage-related securities; and

•	Changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Stock markets in general and our Common Stock in particular have experienced, over the past eighteen months, and continue to be experiencing, significant price and volume volatility. As a result, the market price of our Common Stock may continue to be subject to similar market fluctuations that may be unrelated to our operating performance or business prospects. Increased volatility could result in a decline in the market price of our Common Stock.

Holders are urged to obtain current market quotations for our Common Stock when they consider the Exchange Offer.

Risks Related to the Rights of our Common Stock Compared to the Rights of our Debt Obligations and Senior Equity Securities, including the Trust Preferred Securities

All of our debt obligations, including our junior subordinated notes underlying any Trust Preferred Securities that remain outstanding after the Exchange Offer, and our senior equity securities will have priority over our Common Stock with respect to payment in the event of liquidation, dissolution or winding up, and with respect to the payment of dividends.

In any liquidation, dissolution or winding up of the Company, our Common Stock would rank below all debt claims against the Company, including the Underlying Notes relating to any Trust Preferred Securities that are not exchanged for Common Stock in the Exchange Offer, and claims of all of our outstanding shares of preferred stock. As a result, holders of our Common Stock, including holders of Trust Preferred Securities whose securities are exchanged for Common Stock in the Exchange Offer, will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding up of the Company until after all our obligations to our debt holders have been satisfied and holders of senior equity securities have received any payment or distribution due to them.

Holders of Trust Preferred Securities that participate in the Exchange Offer are giving up their right to future distributions on Trust Preferred Securities.

If you tender your Trust Preferred Securities, you will be giving up your right to any future distribution payments that are paid on the Trust Preferred Securities.

You may not receive dividends on the Common Stock.

Holders of our Common Stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Furthermore, holders of our Common Stock are subject to the prior dividend rights of any holders of our preferred stock or depositary shares representing such preferred stock then outstanding. As of March 31, 2009, there were 3,500,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock Series A (the “Series A Preferred Stock”) with a liquidation amount of $1,000 per share, issued and outstanding. Under the terms of the Series A Preferred Stock, our ability to declare and pay dividends on or repurchase our Common Stock will be subject to restrictions in the event we fail to declare and pay (or set aside for payment) full dividends on the Series A Preferred Stock.

We recently announced our intention to reduce our quarterly Common Stock dividend to $0.01 per share, do not expect to increase our quarterly dividend above $0.01 for the foreseeable future and could determine to eliminate our Common Stock dividend altogether. Furthermore, as long as the Series A Preferred Stock is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including our Common Stock, are prohibited until all accrued and unpaid dividends are paid on such preferred stock, subject to certain limited exceptions. In addition, prior to November 14, 2011, unless we have redeemed all of the Series A Preferred Stock or the U.S. Treasury has transferred all of the Series A Preferred Stock to third parties, the consent of the U.S. Treasury will be required for us to, among other things, increase our Common Stock dividend above $0.10 except in limited circumstances. This could adversely affect the market price of our

Common Stock. Also, we are a bank holding company and our ability to declare and pay dividends is dependent on certain federal regulatory considerations, including the guidelines of the FRB regarding capital adequacy and dividends.

In addition, the terms of our outstanding junior subordinated debt securities, including the Underlying Notes, prohibit us from declaring or paying any dividends or distributions on our capital stock, including our Common Stock, or purchasing, acquiring, or making a liquidation payment on such stock, if we have given notice of our election to defer interest payments but the related deferral period has not yet commenced or a deferral period is continuing.

Offerings of debt, which would be senior to our Common Stock upon liquidation, and/or preferred equity securities which may be senior to our Common Stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our Common Stock.

We may attempt to increase our capital resources or, if our or the capital ratio of our banking subsidiary falls below the required minimums, we or our banking subsidiary could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our Common Stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our Common Stock, or both. Holders of our Common Stock are not entitled to preemptive rights or other protections against dilution.

Our board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our Common Stock with respect to dividends or upon our dissolution, winding up and liquidation and other terms. If we issue preferred shares in the future that have a preference over our Common Stock with respect to the payment of dividends or upon liquidation, or if we issue preferred shares with voting rights that dilute the voting power of the Common Stock, the rights of holders of our Common Stock or the market price of our Common Stock could be adversely affected.

Anti-takeover laws and certain agreements and charter provisions may adversely affect share value.

Certain provisions of state and federal law and our restated certificate of incorporation may make it more difficult for someone to acquire control of us without our board of directors’ approval. Under federal law, subject to certain exemptions, a person, entity or group must notify the federal banking agencies before acquiring control of a bank holding company. Acquisition of 10% or more of any class of voting stock of a bank holding company or state member bank, including shares of our Common Stock, creates a rebuttable presumption that the acquiror “controls” the bank holding company or state member bank. Also, a bank holding company must obtain the prior approval of the FRB before, among other things, acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, including Regions Bank. There also are provisions in our restated certificate of incorporation that may be used to delay or block a takeover attempt. As a result, these statutory provisions and provisions in our restated certificate of incorporation could result in us being less attractive to a potential acquiror.

We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.

We are a legal entity separate and distinct from our banking and other subsidiaries. Our principal source of cash flow, including cash flow to pay dividends to our stockholders and principal and interest on our outstanding debt, is dividends from our banking subsidiary, Regions Bank. There are statutory and regulatory limitations on the payment of dividends by Regions Bank to us, as well as by us to our stockholders. Regulations of both the

FRB and the State of Alabama affect the ability of Regions Bank to pay dividends and other distributions to us and to make loans to us. Given the loss recorded at Regions Bank during the fourth quarter of 2008, under the FRB’s rules, Regions Bank does not expect to be able to pay dividends to us in the near term without first obtaining regulatory approval. If Regions Bank is unable to make dividend payments to us and sufficient capital is not otherwise available, we may not be able to make dividend payments to holders of our Common Stock or the holders of our senior equity securities or principal and interest payments on our outstanding debt.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the Common Stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, shares of our Common Stock are effectively subordinated to all existing and future liabilities and obligations of our subsidiaries. At March 31, 2009, our subsidiaries’ total deposits and borrowings were approximately $117.2 billion.

Risks Related to the Issuance of a Significant Amount of Common Stock and Dilution of Holders of our Common Stock, including Participants in the Exchange Offer

We expect to issue a significant amount of Common Stock over the next six months. The issuance of a significant amount of Common Stock will be dilutive to holders of our Common Stock, including participants in the Exchange Offer.

In connection with the completion of the SCAP, we have agreed with our regulators to establish an additional capital buffer by increasing our Tier 1 common equity by $2.5 billion, of which at least $400 million must be new Tier 1 equity, by November 9, 2009. We are refining the details of a comprehensive capital plan that we expect to submit to our regulators prior to the June 8, 2009 deadline established with respect to the SCAP. In addition to this Exchange Offer, as part of our plan to raise common equity, on May 20, 2009 we launched and priced (i) an underwritten public offering of $1.6 billion of our Common Stock (or $1.84 billion if the underwriters exercise their option to purchase additional Common Stock in full) and (ii) an underwritten public offering of $250 million of our Mandatory Convertible Preferred Stock (or $287.5 million if the underwriters exercise their option to purchase additional Mandatory Convertible Preferred Stock in full) and in connection with each offering filed prospectus supplements to our Prospectus dated May 11, 2007 on file with the SEC. The Mandatory Convertible Preferred Stock will convert into a variable number of shares of our Common Stock on December 15, 2010 unless earlier converted at our option or the option of the holder. The conversion rate will be variable and depends on the market price of our Common Stock over a period preceding the conversion date and will be subject to customary anti-dilution adjustments. Those offerings and other future issuances of Common Stock or securities convertible into Common Stock will be dilutive to holders of our Common Stock, including participants in the Exchange Offer.

Although not currently contemplated, we could also obtain a portion of the required increase in our Tier 1 common equity by exchanging (with the approval of the U.S. Treasury) a number of shares of the Series A Preferred Stock we issued to the U.S. Treasury under the Capital Purchase Program (the “CPP”) for shares of mandatory convertible preferred stock issued under the U.S. Treasury’s Capital Assistance Program (“CAP”), or for Common Stock or another common equivalent security that the U.S. Treasury otherwise agrees to purchase, directly or indirectly. Such an exchange could also involve the issuance of warrants to the U.S. Treasury to purchase additional shares of our common stock as contemplated by the published terms of the CAP.

In connection with purchasing the Series A Preferred Stock, pursuant to a Letter Agreement dated November 14, 2008 and the Securities Purchase Agreement—Standard Terms attached thereto, the U.S. Treasury received a warrant to purchase 48,253,677 shares of our Common Stock at an initial per share exercise price of $10.88, subject to adjustment, which expires ten years from the issuance date, and we have agreed to provide the U.S. Treasury with registration rights covering the warrant and the underlying shares of Common Stock. Even if we were to redeem the Series A Preferred Stock, this warrant may not be fully retired, and therefore that it will not be exercised, prior to its expiration date. The issuance of additional shares of Common Stock or common equivalent securities in future equity offerings, to the U.S. Treasury under the SCAP or otherwise, or as a result of the exercise of the warrant the U.S. Treasury holds will dilute the ownership interest of our existing common stockholders. We may, in the future, determine that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional shares of Common Stock, securities convertible into or exchangeable for shares of Common Stock, or common-equivalent securities to fund strategic initiatives or other business needs or to build additional capital. The market price of our Common Stock could decline as a result of this offering or other offerings, as well as other sales of a large block of shares of our Common Stock or similar securities in the market thereafter, or the perception that such sales could occur. We may need to increase our authorized capital in order to complete our comprehensive capital plan or to operate in the normal course after we complete our capital plan.

In addition, the terms of the warrant we issued to the U.S. Treasury under the CPP provides that, if we issue shares of Common Stock or securities convertible or exercisable into, or exchangeable for, shares of Common Stock at a price that is less than 90% of the market price of such shares on the last trading day preceding the date of the agreement to sell such shares, the number and the per share price of Common Stock to be purchased pursuant to the warrant will be adjusted pursuant to its terms. This anti-dilution adjustment does not apply to public or broadly marketed offerings such as the Common Stock Offering and the Mandatory Convertible Preferred Stock Offering. We may also choose to issue securities convertible into or exercisable for shares of our Common Stock and such securities may themselves contain anti-dilution provisions. Such anti-dilution adjustments may have a further dilutive effect on other holders of our Common Stock.

Additional Risks Related to the Exchange Offer

We have not obtained a third-party determination that the Exchange Offer is fair to holders of the Trust Preferred Securities.

None of us, the trustee, the Dealer Managers, the Information Agent or the Exchange Agent makes any recommendation as to whether you should exchange your Trust Preferred Securities in the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the holders of the Trust Preferred Securities for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. You must make your own independent decision regarding your participation in the Exchange Offer.

Failure to complete the Exchange Offer successfully could negatively affect the price of our Common Stock.

Several conditions must be satisfied or waived in order to complete the Exchange Offer, including among others that there has been no change or development that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects. See “The Exchange Offer—Conditions of the Exchange Offer.” The foregoing conditions may not be satisfied, and if not satisfied or waived, the Exchange Offer may not occur or may be delayed.

If the Exchange Offer is not completed or is delayed, we may be subject to the following material risks:

•	the market price of our Common Stock may decline to the extent that the current market price of our Common Stock reflects a market assumption that the Exchange Offer has been or will be completed;

•

the market price of our Trust Preferred Securities may decline to the extent that the current market price of our Trust Preferred Securities reflects a market assumption that the Exchange Offer has been or will be completed; and

•	we may not be able to increase our Tier 1 common equity by the amount required under SCAP.

We may not accept all Trust Preferred Securities tendered in the Exchange Offer.

We will issue no more than 110,000,000 shares of our Common Stock in the Exchange Offer. Depending on the amount of Trust Preferred Securities tendered in the Exchange Offer and the final exchange ratio, we may have to prorate the Trust Preferred Securities that we accept in this Exchange Offer to remain within this limit. See “The Exchange Offer—Terms of the Exchange Offer—Proration.”

Risks Related to Not Participating in the Exchange Offer

If the Exchange Offer is successful, there may no longer be a trading market for the Trust Preferred Securities, the market price for the Trust Preferred Securities may be depressed and there may be a limited trading market for the Trust Preferred Securities.

Depending on the amount of Trust Preferred Securities that are accepted for exchange in the Exchange Offer, the trading market for the Trust Preferred Securities that remain outstanding after the Exchange Offer may be more limited. A reduced trading volume may decrease the price and increase the volatility of the trading price of the Trust Preferred Securities that remain outstanding following the Exchange Offer.

Risks Related to Regions

Ratings agencies recently downgraded our securities and the deposit ratings of Regions Bank; these downgrades and any subsequent downgrades could adversely impact the price and liquidity of our securities and could have an adverse impact on our businesses and results of operations.

On May 18, 2009, Regions’ senior notes, subordinated notes and junior subordinated notes were downgraded to Baa3, Ba1 and Ba2 from A3, Baa1 and Baa1, respectively, by Moody’s Investors Service. Regions Bank’s financial strength, long-term deposits and short-term deposits were downgraded to D+, Baa1 and P-2 from C+, A2 and P-1, respectively. Regions’ off-balance sheet arrangements include facilities supporting Variable Rate Demand Notes (“VRDNs”), including certain standby letters of credit and standby bond purchase agreements (also referred to as “liquidity facilities”). As of May 15, 2009, Regions’ VRDN portfolio included unfunded letters of credit of approximately $4.4 billion (net of participations) and unfunded liquidity facilities of approximately $0.3 billion. The downgrades of the short-term deposits increase the risk that the VRDNs will be subject to a failed remarketing, which would result in Regions funding up to $4.7 billion of which $4.4 billion would be classified as loans and $0.3 billion as available for sale securities. It is possible that the other ratings agencies rating our debt securities and the debt securities of Regions Bank will also downgrade such obligations. In addition, the Exchange Offer may cause the ratings agencies to lower the ratings assigned to our Trust Preferred Securities and other of our securities. Any such action may lead to a downgrade of any rating assigned to our Mandatory Convertible Preferred Stock or in the assignment of a rating for such securities that is lower than might otherwise be the case.

Where Regions Bank is providing forms of credit support such as letters of credit, standby lending arrangements or other forms of credit support, a decline in short-term credit ratings may require that customers of Regions Bank seek replacement credit support from a higher rated institution. We cannot predict whether customer relationships or opportunities for future relationships could be adversely affected by customers who choose to do business with a higher rated institution.

RECENT DEVELOPMENTS

Supervisory Capital Assessment Program

In February 2009, the U.S. Treasury and the federal bank regulators announced that the 19 largest U.S. bank holding companies would be required to undergo a forward-looking capital assessment, or “stress test,” referred to as the SCAP. On April 24, 2009, the FRB published a “white paper” addressing process and methodologies being employed by the federal banking supervisory agencies in the SCAP, and on May 6, 2009, the heads of the FRB, U.S. Treasury, the Office of the Comptroller of Currency and the FDIC issued a joint statement on the program. On May 7, 2009, the FRB publicly announced the results of the stress test for each of these 19 institutions, including us. Under a hypothetical “more adverse” scenario for a period through the end of 2010 for each of these institutions, the FRB projected losses and loss rates across select categories of loans; resources available to absorb those losses; and the resulting necessary additions to capital buffers. In addition to the requirement to be well-capitalized of maintaining a Tier 1 risk-based ratio of at least 6%, the SCAP resulted in the establishment of a target to establish an additional capital buffer sufficient to have a Tier 1 common risk-based ratio of at least 4% at the end of 2010, under a more adverse macroeconomic scenario than is currently anticipated. As of March 31, 2009, we had a Tier 1 risk-based ratio of 10.41% and a Tier 1 common risk-based ratio of 6.49%.

In connection with the completion of the SCAP, we have agreed with our regulators to establish an additional capital buffer by increasing our Tier 1 common equity by $2.5 billion, of which at least $400 million must be new Tier 1 equity, by November 9, 2009. We are refining the details of a comprehensive capital plan that we expect to submit to our regulators prior to the June 8, 2009 deadline established with respect to the SCAP. In addition to this Exchange Offer, as part of our plan to raise common equity, on May 20, 2009 we launched and priced (i) an underwritten public offering of $1.6 billion of our Common Stock (or $1.84 billion if the underwriters exercise their option to purchase additional Common Stock in full) and (ii) an underwritten public offering of $250 million of our Mandatory Convertible Preferred Stock (or $287.5 million if the underwriters exercise their option to purchase additional Mandatory Convertible Preferred Stock in full) and filed prospectus supplements to our existing automatic shelf registration statement on file with the SEC in connection with each offering. The Mandatory Convertible Preferred Stock will convert into a variable number of shares of our Common Stock on December 1, 2010 unless earlier converted at the option of us or a holder. The conversion rate will be variable and depends on the market price of our Common Stock on the conversion date and will be subject to customary anti-dilution adjustments. The remaining capital required by SCAP is expected to be achieved through a combination of actions including (i) additional liability management actions including possible exchanges of equity for our and Regions Bank’s $4.25 billion of outstanding subordinated debt and $345 million of additional trust preferred securities, (ii) sales of non-core assets and businesses, (iii) pre-provision earnings in excess of the amounts assumed under the SCAP analysis, (iv) a potential reduction in disallowed deferred tax assets as a result of increased Tier 1 capital levels, and (v) if necessary, the issuance of common equity and other Tier 1 Common qualifying instruments.

Ratings Downgrade

On May 18, 2009 Regions’ senior notes, subordinated notes and junior subordinated notes were downgraded to Baa3, Ba1 and Ba2 from A3, Baa1 and Baa1, respectively, by Moody’s Investors Service. Regions Bank financial strength, long-term deposits and short-term deposits were downgraded to D+, Baa1 and P-2 from C+, A2 and P-1, respectively. Regions’ off-balance sheet arrangements include facilities supporting VRDNs, including certain standby letters of credit and standby bond purchase agreements (also referred to as “liquidity facilities”). As of May 15, 2009, Regions’ VRDN portfolio included unfunded letters of credit of approximately $4.4 billion (net of participations) and unfunded liquidity facilities of approximately $0.3 billion. The downgrades of the short-term deposits increase the risk that the VRDNs will be subject to a failed remarketing, which would result in Regions funding up to $4.7 billion of which $4.4 billion would be classified as loans and $0.3 billion as available for sale securities. Also, as of May 15, 2009, Regions had excess balances in interest-bearing deposits in other banks of approximately $14 billion which would be more than sufficient to absorb such fundings. It is possible that the other ratings agencies rating our debt securities and the debt securities of Regions Bank will also downgrade such obligations.

SELECTED FINANCIAL DATA

Set forth below are highlights from Regions’ consolidated financial data as of and for the years ended December 31, 2004 through 2008 and as of and for the quarters ended March 31, 2008 and 2009. You should read this information in conjunction with Regions’ consolidated financial statements and related notes included in the Annual Report on Form 10-K for the year ended December 31, 2008 and the Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009, which are incorporated by reference into this prospectus and from which this information is derived. For more information, see the section entitled “Where You Can Find More Information”.

	For Quarter Ended		For Year Ended
	March 31, 2009	March 31, 2008	2008	2007	2006	2005	2004
	(In thousands, except per share data)
EARNINGS SUMMARY

Interest income	$1,378,868	$1,782,812	$6,563,390	$8,074,663	$5,649,118	$4,271,145	$2,918,405
Interest expense	570,034	765,327	2,720,434	3,676,297	2,340,816	1,489,756	842,651

Net interest income	808,834	1,017,485	3,842,956	4,398,366	3,308,302	2,781,389	2,075,754
Provision for loan losses	425,000	181,000	2,057,000	555,000	142,373	166,746	124,215

Net interest income after provision for loan losses	383,834	836,485	1,785,956	3,843,366	3,165,929	2,614,643	1,951,539
Non-interest income	1,066,274	908,137	3,073,231	2,855,835	2,029,720	1,686,820	1,484,230
Non-interest expense	1,057,689	1,250,098	10,791,614	4,660,351	3,204,028	2,942,895	2,315,548

Income (loss) before income taxes from continuing operations	392,419	494,524	(5,932,427)	2,038,850	1,991,621	1,358,568	1,120,221
Income tax expense (benefits)	315,325	157,814	(348,114)	645,687	619,100	395,861	330,478

Income (loss) from continuing operations	77,094	336,710	(5,584,313)	1,393,163	1,372,521	962,707	789,743

Income (loss) from discontinued operations before income taxes	—	(67)	(18,405)	(217,387)	(32,606)	63,527	55,361
Income tax expense (benefit)	—	(25)	(6,944)	(75,319)	(13,230)	25,690	21,339

Income (loss) from discontinued operations	—	(42)	(11,461)	(142,068)	(19,376)	37,837	34,022

Net income (loss)	$77,094	$336,668	$(5,595,774)	$1,251,095	$1,353,145	$1,000,544	$823,765

Income (loss) from continuing operations available to common shareholders	$25,525	$336,710	$(5,610,549)	$1,393,163	$1,372,521	$962,707	$783,723

Net income (loss) available to common shareholders	$25,525	$336,668	$(5,622,010)	$1,251,095	$1,353,145	$1,000,544	$817,745

Earnings (loss) per common share from continuing operations—basic	$0.04	$0.48	$(8.07)	$1.97	$2.74	$2.09	$2.13
Earnings (loss) per common share from continuing operations—diluted	0.04	0.48	(8.07)	1.95	2.71	2.07	2.10

Earnings (loss) per common share—basic	0.04	0.48	(8.09)	1.77	2.70	2.17	2.22
Earnings (loss) per common share—diluted	0.04	0.48	(8.09)	1.76	2.67	2.15	2.19

Return on average tangible common stockholders’ equity	1.43%	17.84%	(74.32)%	15.82%	22.86%	18.80%	18.97%
Return on average common stockholders’ equity	0.77	6.82	(28.81)	6.24	10.94	9.37	10.91
Return on average total assets	0.07	0.95	(3.90)	0.90	1.41	1.18	1.23

	For Quarter Ended		For Year Ended
	March 31, 2009	March 31, 2008	2008	2007	2006	2005	2004
	(In thousands, except per share data)

BALANCE SHEET SUMMARY

At period end
Loans, net of unearned income	$95,686,478	$96,385,431	$97,418,685	$95,378,847	$94,550,602	$58,404,913	$57,526,954
Assets	141,980,028	144,248,971	146,247,810	141,041,717	143,369,021	84,785,600	84,106,438
Deposits	93,536,063	89,187,409	90,903,890	94,774,968	101,227,969	60,378,367	58,667,023
Long-term debt	18,762,003	12,357,225	19,231,277	11,324,790	8,642,649	6,971,680	7,239,585
Stockholders’ equity	16,816,668	20,021,921	16,812,837	19,823,029	20,701,454	10,614,283	10,749,457
Average balances
Loans, net of unearned income	96,648,295	95,718,586	97,601,272	94,372,061	64,765,653	58,002,167	44,667,472
Assets	143,563,448	141,875,180	143,947,025	138,756,619	95,800,277	85,096,467	66,838,148
Deposits	92,236,805	91,302,721	90,077,002	95,725,101	67,466,447	59,712,895	45,015,279
Long-term debt	18,957,960	11,653,966	13,509,689	9,697,823	6,855,601	7,175,075	6,519,193
Stockholders’ equity	16,710,479	19,843,914	19,939,407	20,036,459	12,368,632	10,677,831	7,548,207

SELECTED RATIOS

Tangible common stockholders’ equity to tangible assets	5.41%	5.90%	5.23%	5.88%	6.53%	6.64%	6.86%
Allowance for loan losses as a percentage of loans, net of unearned income	1.94	1.43	1.87	1.39	1.12	1.34	1.31
Allowance for credit losses as a percentage of loans, net of unearned income	2.02	1.49	1.95	1.45	1.17	1.34	1.31

COMMON STOCK DATA

Cash dividends declared per common share	$0.10	$0.38	$0.96	$1.46	$1.40	$1.36	$1.33
Stockholders’ common equity per share	19.43	28.82	19.53	28.58	28.36	23.26	23.06
Weighted-average number of common shares outstanding
Basic	692,863	695,098	695,003	707,981	501,681	461,171	368,656
Diluted	694,165	695,548	695,003	712,743	506,989	466,183	373,732

Note:	Periods prior to November 4, 2006 do not include the effect of Regions’ acquisition of AmSouth. Periods prior to July 1, 2004 do not include the effect of Regions’ acquisition of Union Planters Corporation.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following selected unaudited pro forma financial information has been presented to give effect to and show the pro forma impact of the Mandatory Convertible Preferred Stock Offering, the Exchange Offer and the Common Stock Offering on our balance sheet as of March 31, 2009, as well as the impact of the Mandatory Convertible Preferred Stock Offering, the Exchange Offer and the Common Stock Offering on our earnings for the fiscal year ended December 31, 2008 and the three-month period ended March 31, 2009. Completion of the Common Stock Offering and the Mandatory Convertible Preferred Stock Offering are not conditions to the Exchange Offer and no assurance can be given that such transactions will be completed on the terms assumed for the purposes of this presentation of pro forma financial information or at all.

The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial position or results that would have been realized had the Mandatory Convertible Preferred Stock Offering, the Exchange Offer and the Common Stock Offering been completed as of the dates indicated or that will be realized in the future when and if the Mandatory Convertible Preferred Stock Offering, the Exchange Offer and the Common Stock Offering are consummated. The selected unaudited pro forma financial information has been derived from, and should be read in conjunction with, our summary historical consolidated financial information included elsewhere in this document and our historical consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009 filed with the SEC, which are incorporated by reference into this prospectus.

Unaudited Pro Forma Balance Sheets

Our unaudited pro forma condensed consolidated balance sheets as of March 31, 2009 have been presented as if the Mandatory Convertible Preferred Stock Offering, the Exchange Offer and the Common Stock Offering had been completed on March 31, 2009. We have shown the pro forma impact of the Exchange Offer assuming the maximum amount of 110 million shares of common stock are exchanged for the $700 million aggregate liquidation amount of the Trust Preferred Securities. No assurance can be given that the level of participation in the Exchange Offer will result in the issuance of the maximum amount of shares. In the event that the level of participation does not result in the maximum amount of shares being issued, pro forma additional paid in capital and retained earnings would be reduced and pro forma total borrowed funds would be increased.

For purposes of these pro formas, we have assumed that the Common Stock Offering and the Mandatory Convertible Preferred Stock Offering are completed and the underwriters do not exercise their options to purchase additional shares. We have also assumed in calculating the dilutive impact of the Mandatory Convertible Preferred Stock Offering that the Average VWAP per share of our Common Stock is $8.86 for the 20 trading day period ended December 26, 2008 and $3.92 for the 20 trading day period ended March 27, 2009.

REGIONS FINANCIAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	As Reported March 31, 2009	Exchange Offer Adjustments (8)		Common Stock Offering Adjustments (8)		Mandatory Convertible Preferred Stock Offering Adjustments (8)		Pro Forma March 31, 2009
	(In millions)
Assets
Cash and due from banks	$2,429	$—		$—		$—		$2,429
Interest-bearing deposits in other banks	2,288	—		1,538	(6)	241	(7)	4,067
Federal funds sold and securities purchased under agreements to resell	418	—		—		—		418
Trading account assets	1,348	—		—		—		1,348
Securities available for sale	20,970	—		—		—		20,970
Securities held to maturity	45	—		—		—		45
Loans held for sale	1,956	—		—		—		1,956
Loans, net of unearned income	95,686	—		—		—		95,686
Allowance for loan losses	(1,861)	—		—		—		(1,861)

Net loans	93,825	—		—		—		93,825
Other interest-earnings assets	849	—		—		—		849
Premises and equipment, net	2,808	—		—		—		2,808
Interest receivable	426	—		—		—		426
Goodwill	5,551	—		—		—		5,551
Mortgage servicing rights	161	—		—		—		161
Other identifiable intangible assets	603	—		—		—		603
Other assets	8,303	—		—		—		8,303

Total assets	$141,980	$—		$1,538		$241		$143,759

Liabilities and Stockholders’ Equity
Liabilities:
Total deposits	$93,536	$—		$—		$—		$93,536
Total borrowed funds	28,115	(700	)(1)	—		—		27,415
Other liabilities	3,512	102	(2)	—		—		3,614

Total liabilities	125,163	(598)		—		—		124,565
Stockholders’ equity:
Preferred stock	3,316	—		—		241	(7)	3,557
Common stock	7	1	(5)	4	(6)	—		12
Additional paid-in capital	16,828	467	(3)	1,534	(6)	—		18,829
Retained earnings (deficit)	(1,913)	130	(4)	—		—		(1,783)
Treasury stock, at cost	(1,415)	—		—		—		(1,415)
Accumulated other comprehensive (loss), net	(6)	—		—		—		(6)

Total stockholders’ equity	16,817	598		1,538		241		19,194

Total liabilities and stockholders’ equity	$141,980	$—		$1,538		$241		$143,759

Total common shares outstanding	695	110	(5)	400	(6)	—		1,205

(1)	Assumes Exchange Offer participation at a level resulting in the issuance of the maximum of 110 million shares at the exchange ratio of 70% of the liquidation amount of the Trust Preferred Securities resulting in an implied stock price of $4.45. Assuming the same exchange ratio of 70% and a stock price of $4.00 would result in extinguishment of 89.8% of the total issuance.
(2)	Income taxes estimated upon exchange of the Trust Preferred Securities.
(3)	Additional Paid In Capital (“APIC”) in respect of newly issued Common Stock.
(4)	Represents the after tax gain given the assumptions in note (1) above.
(5)	Assumes same exchange ratio in note (1).
(6)	Assumes $1.6 billion in Common Stock is issued at $4.00 per share in the Common Stock Offering.
(7)	Represents proceeds and classification of Mandatory Convertible Preferred Stock.
(8)	Adjustments are reflected net of issuance costs.

Unaudited Pro Forma Earnings Implications

The following presents the pro forma impact of the Mandatory Convertible Preferred Stock Offering, the Exchange Offer and the Common Stock Offering on certain statement of operations items and earnings per share (“EPS”) for the fiscal year ended December 31, 2008 and the three-month period ended March 31, 2009 as if the Mandatory Convertible Preferred Stock Offering, the Exchange Offer and the Common Stock Offering had been completed on January 1, 2008. Earnings are not affected on a pro forma basis by the Common Stock Offering although pro forma earnings per share calculations are affected by the additional shares of Common Stock assumed to be issued in the Common Stock Offering. No assurance can be given that the level of participation in the Exchange Offer will result in the issuance of the maximum amount of shares. In the event that the level of participation does not result in the maximum amount of shares being issued, pro forma non-interest expense would be higher, negatively affecting pro forma net income and pro forma earnings per share.

REGIONS FINANCIAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31, 2009						Twelve Months Ended December 31, 2008
	As Reported	Exchange Offer Adjustments		Mandatory Convertible Preferred Stock Offering Adjustments		Pro Forma	As Reported	Exchange Offer Adjustments		Mandatory Convertible Preferred Stock Offering Adjustments		Pro Forma
	(In millions, except per share data)
Net interest income	$809	$12	(1)	$—		$821	$3,843	$46	(1)	$—		$3,889
Provision for loan losses	425	—		—		425	2,057	—		—		2,057

Net interest income after provision for loan losses	384	12		—		396	1,786	46		—		1,832
Non-interest income	1,066	—		—		1,066	3,073	—		—		3,073
Non-interest expense	1,058	(210	)(2)			848	10,792	(210	)(2)	—		10,582

Income (loss) before income taxes from continuing operations	392	222		—		614	(5,933)	256		—		(5,677)
Income tax expense (benefit)	315	84		—		399	(348)	97		—		(251)

Income (loss) from continuing operations	$77	$138		$—		$215	$(5,585)	$159		$—		$(5,426)

Loss from discontinued operations	—	—		—		—	(11)	—		—		(11)

Net income (loss)	$77	$138		$—		$215	$(5,596)	$159		$—		$(5,437)

Income (loss) from continuing operations available to common shareholders	$26	$138		$(6	)(4)	$158	$(5,611)	$159		$(25	)(4)	$(5,477)

Net income available to common shareholders	$26	$138		$(6)		$158	$(5,622)	$159		$(25)		$(5,488)

Weighted-average number of shares outstanding:
Basic	693	510	(3)	—		1,203	695	510	(3)	—		1,205
Diluted	694	510	(3)	63	(5)	1,267	695	510	(3)	—	(6)	1,205

Earnings (loss) per common share from continuing operations:
Basic	$0.04					$0.13	$(8.07)					$(4.55)
Diluted	0.04					0.13	(8.07)					(4.55)

Earnings (loss) per common share:
Basic	$0.04					$0.13	$(8.09)					$(4.55)
Diluted	0.04					0.13	(8.09)					(4.55)

(1)	Represents reduction of interest expense recognized during the respective period related to the Trust Preferred Securities issuance.
(2)	Represents the gain on extinguishment of the Trust Preferred Securities issuance.
(3)	Represents increased shares outstanding due to the $1.6 billion common equity issuance and the exchange of the Trust Preferred Securities at 70% of their liquidation amount.
(4)	Represents preferred dividends at the rate of 10% on the Mandatory Convertible Preferred Stock.
(5)	Calculated based on the conversion rate for the Mandatory Convertible Preferred Stock based on a Common Stock price of $4.00 per share, the price at which it is offered in the Common Stock Offering.
(6)	Dilutive effect is not required due to the loss reported for 2008 and thus an antidilutive result. Had Regions reported income for the year ended December 31, 2008, the dilutive effect of the issuance of the Mandatory Convertible Preferred Stock would have been approximately 57 million shares, calculated based on the threshold appreciation price of $4.40.

USE OF PROCEEDS

We will not receive any cash proceeds from the Exchange Offer.

CAPITALIZATION

The following table sets forth the carrying amount of our capitalization, as of March 31, 2009, on an actual basis and on the pro forma basis described in “Unaudited Pro Forma Financial Information” to reflect completion of: (i) the Exchange Offer, (ii) the Common Stock Offering and (iii) the Mandatory Convertible Preferred Stock Offering. These tables should be read in conjunction with the information set forth under “Selected Financial Data” and “Unaudited Pro Forma Financial Information” and our consolidated unaudited financial statements set forth in our Quarterly Report on Form 10-Q/A for the three months ended March 31, 2009, which are incorporated by reference into this document.

REGIONS FINANCIAL CORPORATION AND SUBSIDIARIES

CONDENSED CAPITALIZATION TABLE

	As of March 31, 2009
	Actual	Exchange Offer Adjustments	Common Stock Offering Adjustments	Mandatory Convertible Preferred Stock Offering Adjustments	Pro Forma
	(In millions)
Long-term debt:
Senior Notes	$4,846	$—	$—	$—	$4,846
Subordinated Notes	5,309	(700)	—	—	4,609
Federal Home Loan Bank structured advances	1,601	—	—	—	1,601
Other Federal Home Loan Bank advances	6,218	—	—	—	6,218
Other long-term debt	474	—	—	—	474
Valuation adjustments on hedged long-term debt	314	—	—	—	314

Total long-term debt	$18,762	$(700)	$—	$—	$18,062

Stockholders’ equity
Preferred stock	$3,316	—	—	$241	$3,557
Common stock	7	1	4	—	12
Additional paid-in capital	16,828	467	1,534	—	18,829
Retained earnings (deficit)	(1,913)	130	—	—	(1,783)
Treasury stock, at cost	(1,415)	—	—	—	(1,415)
Accumulated other comprehensive income (loss), net	(6)	—	—	—	(6)

Total stockholders’ equity	$16,817	$598	$1,538	$241	$19,194

Total long-term debt and stockholders’ equity	$35,579	$(102)	$1,538	$241	$37,256

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In February 2009, the U.S. Treasury and the federal bank regulators announced that the 19 largest U.S. bank holding companies would be required to undergo a forward-looking capital assessment, or “stress test,” referred to as the SCAP. On April 24, 2009, the FRB published a “white paper” addressing the process and methodologies being employed by the federal banking supervisory agencies in the SCAP, and on May 6, 2009, the heads of the FRB, U.S. Treasury, the Office of the Comptroller of Currency and the FDIC issued a joint statement on the program. On May 7, 2009, the FRB publicly announced the results of the stress test for each of these 19 institutions, including us. Under a hypothetical “more adverse” scenario for a period through the end of 2010 for each of these institutions, the FRB projected losses and loss rates across select categories of loans; resources available to absorb those losses; and the resulting necessary additions to capital buffers. In addition to the requirement to be well-capitalized of maintaining a Tier 1 risk-based ratio of at least 6%, the SCAP resulted in the establishment of a target to establish an additional capital buffer sufficient to have a Tier 1 common risk-based ratio of at least 4% at the end of 2010, under a more adverse macroeconomic scenario than is currently anticipated. As of March 31, 2009, we had a Tier 1 risk-based ratio of 10.41% and a Tier 1 common risk-based ratio of 6.49%.

In connection with the completion of the SCAP, we have agreed with our regulators to establish an additional capital buffer by increasing our Tier 1 common equity by $2.5 billion, of which at least $400 million must be new Tier 1 equity, by November 9, 2009. We are refining the details of a comprehensive capital plan that we expect to submit to our regulators prior to the June 8, 2009 deadline established with respect to the SCAP. In addition to this Exchange Offer, as part of our plan to raise common equity, on May 20, 2009 we launched and priced (i) an underwritten public offering of $1.6 billion of our Common Stock (or $1.84 billion if the underwriters exercise their option to purchase additional Common Stock in full) and (ii) an underwritten public offering of $250 million of our Mandatory Convertible Preferred Stock (or $287.5 million if the underwriters exercise their option to purchase additional Mandatory Convertible Preferred Stock in full) and in connection with each offering filed prospectus supplements to our Prospectus dated May 11, 2007 on file with the SEC. The Mandatory Convertible Preferred Stock will convert into a variable number of shares of our Common Stock on December 15, 2010 unless earlier converted at our option or the option of the holder. The conversion rate will be variable and depends on the market price of our Common Stock over a period preceding the conversion date and will be subject to customary anti-dilution adjustments. The remaining capital required by SCAP is expected to be achieved through a combination of actions including (i) additional liability management actions including possible exchanges of equity for our and Regions Bank’s $4.25 billion of outstanding subordinated debt and $345 million of additional trust preferred securities, (ii) sales of non-core assets and businesses, (iii) pre-provision earnings in excess of the amounts assumed under the SCAP analysis, (iv) a potential reduction in disallowed deferred tax assets as a result of increased Tier 1 capital levels, and (v) if necessary, the issuance of common equity and other Tier 1 Common qualifying instruments.

Terms of the Exchange Offer

General

We are offering to exchange up to 110,000,000 newly issued shares of our Common Stock for outstanding 6.625% Trust Preferred Securities issued by Regions Financing Trust II, on the terms and subject to the conditions set forth in this document and the Letter of Transmittal. You may exchange Trust Preferred Securities in the Exchange Offer only in integral multiples of the $1,000 liquidation amount of each Trust Preferred Security.

Offer Consideration

For each $1,000 liquidation amount of Trust Preferred Securities we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock having a value (based on the Relevant Price) equal to $700. As used in this document:

•

“Relevant Price” is the greater of (i) the Average VWAP of our Common Stock during the last five trading days of the currently scheduled Exchange Offer period and (ii) the “Minimum Share Price” of $2.65 per share,

•	Average VWAP during a period means the simple arithmetic average of VWAP for each trading day during that period, and

•

VWAP for any day means the per share volume weighted average price of our Common Stock on that day as displayed under the heading Bloomberg VWAP on Bloomberg Page RF <equity> AQR (or its equivalent successor page if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such volume weighted average price is unavailable, the market price of one share of our Common Stock on such trading day determined, using a volume weighted average method, by a nationally recognized investment banking firm retained by us for this purpose).

Expressing this as a formula, for each $1,000 liquidation amount of Trust Preferred Securities we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock equal to $700 divided by the Relevant Price.

We refer to the number of shares of Common Stock we will issue for each $1,000 liquidation amount of Trust Preferred Securities we accept in the Exchange Offer as the “exchange ratio,” and we will round the exchange ratio to four decimal places.

As a result of the Minimum Share Price limitation, the maximum number of shares of Common Stock that we may issue under the Exchange Offer per $1,000 liquidation amount of Trust Preferred Securities is 264.1509.

Depending on the trading price of our Common Stock compared to the Relevant Price described above, the market value of the Common Stock we issue in exchange for each $1,000 liquidation amount of Trust Preferred Securities we accept for exchange may be less than, equal to or greater than the $700 value referred to above.

We will also pay cash for any accrued and unpaid distributions on any Trust Preferred Securities accepted in the Exchange Offer to, but excluding, the date of settlement of the Exchange Offer.

Throughout the Exchange Offer, indicative exchange ratios will be available at http://www.gbsc-usa.com/Regions and from the Information Agent at one of its numbers listed on the back cover page of this document. We will announce the final exchange ratio by 4:30 p.m., New York City time, on the date the Exchange Offer is currently scheduled to expire, and that final exchange ratio will also be available by that time at http://www.gbsc-usa.com/Regions and from the Information Agent.

The following summarizes the exchange ratio information that will be available during the Exchange Offer:

•

By 4:30 p.m., New York City time, on each trading day before the five trading day period referred to in the next bullet, the web page referred to above will show an indicative exchange ratio calculated using VWAP for that day and the preceding four trading days (as though that day were the expiration date of the Exchange Offer).

•

During the five trading day period ending on and including the currently scheduled expiration date, the web page will show indicative exchange ratios using cumulative actual trading data, updated every three hours starting at 10:30 a.m., New York City time. In particular:

•	On the first trading day of that five trading day period, indicative ratios will reflect actual Intra-day VWAP during the elapsed portion of that day.

•

On each subsequent trading day during that five trading day period, indicative ratios will reflect the simple arithmetic average of VWAP on the preceding trading days in that five trading day period and actual Intra-day VWAP during the elapsed portion of that subsequent trading day, weighting VWAP for each preceding trading day in the period the same as such actual Intra-day VWAP. For example, on the last trading day of the five trading day period the simple arithmetic average will equal (a) the combined VWAP for the preceding four trading days plus the actual Intra-day VWAP during the elapsed portion of the last trading day divided by (b) five.

“Intra-day VWAP” at any time on any day means the volume weighted average price of our Common Stock on the New York Stock Exchange for the period beginning at the official open of trading on that day and ending as of that time on that day, as calculated by Bloomberg. The data used to derive the Intra-day VWAP during the last five trading days will reflect a 20-minute reporting delay.

•

We will announce the final exchange ratio by 4:30 p.m., New York City time, on the date the Exchange Offer is scheduled to expire, and that final exchange ratio will also be available by that time at http://www.gbsc-usa.com/Regions.

•

At any time during the Exchange Offer, you may also contact the Information Agent to obtain indicative exchange ratios (and, once it is determined, the final exchange ratio) at its toll-free number provided on the back cover page of this document.

Proration

In order to assure compliance with NYSE rules, we will issue no more than 110,000,000 shares of our Common Stock in the Exchange Offer. If, upon expiration of the Exchange Offer, holders of Trust Preferred Securities have validly tendered more Trust Preferred Securities than we are able to accept for exchange consistent with this limit, we will accept for exchange the maximum number of Trust Preferred Securities that we are able to accept consistent with this limit. In that case, we will select the Trust Preferred Securities that we accept on a pro rata basis (based on the number of Trust Preferred Securities validly tendered by each tendering holder as compared to the aggregate number of Trust Preferred Securities validly tendered by all tendering holders).

We will announce the proration factor by press release as promptly as practicable after the expiration date. Any Trust Preferred Securities not accepted for exchange in the Exchange Offer as a result of proration will be returned to the tendering holders promptly after the final proration factor is determined. The following table shows the percentage of tendered Trust Preferred Securities that will be accepted at various assumed levels for Average VWAP in two scenarios: (1) 60% of the Trust Preferred Securities tendered and (2) 100% of the Trust Preferred Securities tendered.

Assumed Average VWAP	Relevant Price	Exchange Ratio per $1,000 Liquidation Amount	% Accepted if 60% Tender	% Accepted if 100% Tender
$7.00	$7.00	100.0000	100%	100%
$6.50	$6.50	107.6923	100%	100%
$6.00	$6.00	116.6667	100%	100%
$5.50	$5.50	127.2727	100%	100%
$5.00	$5.00	140.0000	100%	100%
$4.50	$4.50	155.5556	100%	100%
$4.00	$4.00	175.0000	100%	90%
$3.50	$3.50	200.0000	100%	79%
$3.00	$3.00	233.3333	100%	67%
$2.50	$2.65	264.1509	100%	60%
$2.00	$2.65	264.1509	100%	60%
$1.50	$2.65	264.1509	100%	60%

For example, we will hit this limit and begin to prorate acceptances if Average VWAP is at or below $2.65 or 60% or more of the Trust Preferred Securities are tendered.

Conditions of the Exchange Offer

We will not be required to accept for exchange, or to issue Common Stock in respect of, any Trust Preferred Securities tendered pursuant to the Exchange Offer, and we may terminate, extend or amend the Exchange Offer and may (subject to Rule 14e-1 under the Exchange Act), postpone the acceptance for exchange of, and issuance of Common Stock in respect of, any Trust Preferred Securities so tendered in the Exchange Offer, unless each of the following conditions are satisfied:

•

there shall not have been any change or development that in our reasonable judgment materially reduces the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects;

•

there shall not have been instituted or threatened in writing any action, proceeding or investigation by or before any governmental authority, including any court, governmental, regulatory or administrative branch or agency, tribunal or instrumentality (including the FRB), that relates in any manner to the Exchange Offer and that in our reasonable judgment makes it advisable to us to terminate the Exchange Offer;

•	there shall not have occurred:

•	any general suspension of or limitation on prices for trading in securities in the United States securities or financial markets;

•	any disruption in the trading of our Common Stock;

•	a declaration of a banking moratorium or any suspension of payments with respect to banks in the United States;

•

a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens;

•

the registration statement of which this document forms a part shall have become effective, no stop order suspending its effectiveness shall have been issued, and no proceedings for that purpose shall have been instituted or shall be pending or, to our knowledge, shall be contemplated or threatened by the SEC.

We expressly reserve the right to amend or terminate the Exchange Offer and to reject for exchange any Trust Preferred Securities not previously accepted for exchange, of any of the conditions to the Exchange Offer specified above are not satisfied. In addition, we expressly reserve the right, at any time or at various times prior to the expiration date, to waive any conditions to the Exchange Offer, in whole or in part, except as to the requirement that the registration statement be declared effective, which condition we cannot waive. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Exchange Agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them, or waive them in whole or in part, at any or at various times prior to the expiration date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration date.

Expiration Date; Extension; Termination; Amendment

The Exchange Offer will expire at 11:59 p.m., New York City time, on June 17, 2009, unless extended or earlier terminated by us.

We reserve the right to extend the period of time that the Exchange Offer is open, and delay acceptance for exchange of the Trust Preferred Securities tendered in the Exchange Offer, by giving oral or written notice to the Exchange Agent and by a public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all Trust Preferred Securities you have previously tendered in the Exchange Offer will remain subject to the Exchange Offer and subject to your right to withdraw in accordance with the Exchange Offer.

If the Average VWAP in effect at the expiration of the currently scheduled Exchange Offer period is below the Minimum Share Price (so that the exchange ratio will be based on the Minimum Share Price rather than Average VWAP), we will, if the conditions to the Exchange Offer are otherwise satisfied or waived by us, extend the Exchange Offer until 11:59 p.m., New York City time, on the second trading day following the original expiration date to permit holders to tender or withdraw their Trust Preferred Securities during those days. Any changes in the prices of the Common Stock on those additional days of the Exchange Offer will not, however, affect the exchange ratio.

We reserve the right, regardless of whether or not the conditions to the Exchange Offer have been satisfied but subject to applicable law, to terminate the Exchange Offer prior to the time it expires or to amend it in any respect. If we terminate or amend the Exchange Offer, we will notify the Exchange Agent by oral or written notice and will issue a timely public announcement regarding the termination or amendment. Upon termination of the Exchange Offer for any reason, any Trust Preferred Securities previously tendered in the Exchange Offer will be promptly returned to the tendering holders.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the change or waiver, and extend the Exchange Offer, if required by law, so that the Exchange Offer remains open a minimum of five business days from the date we disseminate that disclosure.

If we make a change in Minimum Share Price or the manner of calculating the exchange ratios, we will promptly disseminate disclosure regarding the change and extend the Exchange Offer, if required by law, so that the Exchange Offer remains open a minimum of ten business days from the date we disseminate that disclosure.

Fractional Shares

We will not issue fractional shares of our Common Stock in the Exchange Offer. Instead, the number of shares of our Common Stock you receive in the Exchange Offer will be rounded up or down to the nearest whole number, with any fractional share of 0.5 or greater being rounded up and any fractional share of less than 0.5 being rounded down.

Procedures for Tendering Trust Preferred Securities

All of the Trust Preferred Securities were issued in book-entry form, and all of the Trust Preferred Securities are currently represented by one or more global certificates held for the account of DTC. If you desire to tender Trust Preferred Securities, you may tender such Trust Preferred Securities to the Exchange Agent through DTC’s Automated Tender Offer Program or by submitting a signed Letter of Transmittal, together with a confirmation of book-entry transfer of the Trust Preferred Securities and any other required documents, in either case by following the procedures set forth below.

How to Tender If You Are a Beneficial Owner but Not a DTC Participant

Any beneficial owner whose Trust Preferred Securities are held of record by a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Trust Preferred Securities should contact such nominee promptly and instruct such entity to tender Trust Preferred Securities on such beneficial owner’s behalf.

If you hold your Trust Preferred Securities through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Exchange Offer a number of days before the expiration date in order for such entity to tender Trust Preferred Securities on your behalf on or prior to the expiration date.

How to Tender If You Are a DTC Participant

To participate in the offer, a DTC participant must:

•	comply with the ATOP procedures of DTC described below; or

•

(i) complete and sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal; (ii) have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires; and (iii) mail or deliver the Letter of Transmittal or facsimile thereof to the Exchange Agent prior to the expiration date.

In addition, either:

•	the Exchange Agent must receive, prior to the expiration date, a properly transmitted Agent’s Message; or

•

the Exchange Agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such Securities into the Exchange Agent’s account at DTC according to the procedure for book-entry transfer described below, the Letter of Transmittal and any other documents required by the Letter of Transmittal.

Tenders of Trust Preferred Securities pursuant to the procedures described above, and acceptance thereof by us, will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the Exchange Offer, which agreement will be governed by the laws of the State of New York.

No documents should be sent to us, the Dealer Managers or the Information Agent. Delivery of a Letter of Transmittal or an Agent’s Message transmitted through ATOP is at the election and risk of the person delivering or transmitting, and delivery will be deemed made only when actually received by the Exchange Agent.

By tendering Trust Preferred Securities pursuant to the Exchange Offer, you will be deemed to have agreed that the delivery and surrender of the Trust Preferred Securities is not effective, and the risk of loss of the Trust Preferred Securities does not pass to the Exchange Agent, until receipt by the Exchange Agent of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. In all cases, you should allow sufficient time to assure delivery to the Exchange Agent on or prior to the expiration date.

By tendering Trust Preferred Securities pursuant to the Exchange Offer, you will be deemed to have made the representations and warranties set forth in the Letter of Transmittal, including that you have full power and authority to tender, sell, assign and transfer the Trust Preferred Securities tendered thereby and that when such Trust Preferred Securities are accepted for exchange by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. You will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the Exchange Agent or by us to be necessary or desirable to complete the sale, assignment and transfer of the Trust Preferred Securities tendered thereby.

We have not provided guaranteed delivery provisions in connection with the Exchange Offer. You must tender your Trust Preferred Securities in accordance with the procedures set forth herein.

Tendering through DTC’s ATOP

The Exchange Agent will establish an account at DTC with respect to the Trust Preferred Securities for purposes of the Exchange Offer, and any financial institution that is a DTC participant may make book-entry delivery of eligible Trust Preferred Securities by causing DTC to transfer such Trust Preferred Securities into the Exchange Agent’s account in accordance with DTC’s procedures for such transfer.

The Exchange Agent and DTC have confirmed that Trust Preferred Securities held in book-entry form through DTC that are to be tendered in the Exchange Offer are eligible for ATOP. To effectively tender Trust Preferred Securities eligible for ATOP that are held through DTC, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Exchange Agent, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent’s account at DTC and send an Agent’s Message to the Exchange Agent for its acceptance. The confirmation of a book-entry transfer into the Exchange Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent’s Message, stating that such participant has received and agrees to be bound by the terms and conditions of the Exchange Offer as set forth in this prospectus and the Letter of Transmittal, and that we may enforce such agreement against such participant.

If you desire to tender your Trust Preferred Securities on the expiration date through ATOP, you should note that you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

Signature Guarantees

All signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”) unless the Trust Preferred Securities tendered or withdrawn, as the case may be, pursuant thereto are tendered (1) by the DTC participant whose name appears on a security position listing as the owner of Trust Preferred Securities who has not completed the box entitled Special Payment Instructions or Special Delivery Instructions on the Letter of Transmittal or (2) for the account of a member firm of a registered national securities exchange, a member of Financial Industry Regulatory Authority, Inc. or a commercial bank, trust company or other nominee having an office or correspondent in the United States. If Trust Preferred Securities are registered in the name of a person other than the signer of a Letter of Transmittal or a notice of withdrawal, as the case may be, or if delivery of the Common Stock is to be made or tendered Trust Preferred Securities that are not accepted are to be returned to a person other than the holder, then the signature on the Letter of Transmittal accompanying the tendered Trust Preferred Securities must be guaranteed by a Medallion Signature Guarantor as described above.

Determination of Validity

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Trust Preferred Securities will be determined by us, in our sole discretion, which determination shall be final and binding. Alternative, conditional or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of Trust Preferred Securities that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Trust Preferred Securities. A waiver of any defect or irregularity with respect to the tender of one Trust Preferred Security shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Trust Preferred Securities except to the extent we may otherwise so provide. Our interpretations of the terms and conditions of the Exchange Offer will be final and binding. Tenders of Trust Preferred Securities shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the trustee, the Exchange Agent, the Dealer Managers, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders of Trust Preferred Securities, or will incur any liability to you for failure to give any such notice.

Compliance with “Short Tendering” Rule

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Trust Preferred Securities for such person’s own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Trust Preferred Securities being tendered and (b) will cause such Trust Preferred Securities to be delivered in accordance with the terms of the Exchange Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Trust Preferred Securities in response to the Exchange Offer under any of the procedures described above will constitute a binding agreement between the tendering holder and us with respect to the Exchange Offer upon the terms and subject to the conditions of the Exchange Offer, including the tendering holder’s acceptance of the terms and conditions of the Exchange Offer, as well as the tendering holder’s representation and warranty that (a) such holder has a net long position in the Trust Preferred Securities being tendered pursuant to the Exchange Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Trust Preferred Securities complies with Rule 14e-4.

Acceptance of Trust Preferred Securities for Purchase; Delivery of Common Stock

Upon the terms and subject to the conditions of the Exchange Offer, and subject to the proration as described above, we will accept for exchange, and promptly deliver the Common Stock in exchange for, validly tendered Trust Preferred Securities that were not validly withdrawn pursuant to the Exchange Offer. Valid tenders of the Trust Preferred Securities pursuant to the Exchange Offer will be accepted only in liquidation amounts of $1,000 or integral multiples thereof.

For purposes of the Exchange Offer, we will be deemed to have accepted Trust Preferred Securities for exchange if, as and when we give oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent.

We will deliver Common Stock in exchange for and pay accrued distributions on Trust Preferred Securities accepted for exchange in the Exchange Offer as soon as practicable after the expiration of the Exchange Offer and the determination of the final proration factor, if any, by issuing the Common Stock and paying such accrued distributions on the Settlement Date to the Exchange Agent, which will act as agent for you for the purpose of receiving the Common Stock and accrued distributions and transmitting the Common Stock and accrued distributions to you. Tendering holders of the Trust Preferred Securities should indicate in the applicable box in the Letter of Transmittal or to the book-entry transfer facility in the case of holders who electronically transmit their acceptance through ATOP the name and address to which delivery of the Common Stock and payment of accrued distributions on the Trust Preferred Securities accepted for exchange is to be sent, if different from the name and address of the person signing the Letter of Transmittal or transmitting such acceptance through ATOP.

We expressly reserve the right, subject to applicable law, to (1) delay acceptance for exchange of Trust Preferred Securities tendered under the Exchange Offer or the delivery of Common Stock in exchange for the Trust Preferred Securities accepted for purchase (subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the Trust Preferred Securities deposited by or on behalf of the holders promptly after the termination or withdrawal of any of the Exchange Offer), or (2) terminate the Exchange Offer at any time.

If, for any reason, acceptance for exchange of validly tendered Trust Preferred Securities pursuant to the Exchange Offer is delayed, or we are unable to accept for exchange validly tendered Trust Preferred Securities pursuant to the Exchange Offer, then the Exchange Agent may, nevertheless, on behalf of us, retain (subject to Rule 14e-1 described above) tendered Trust Preferred Securities, without prejudice to our rights described under “—Expiration Date; Extension; Termination; Amendment” and “—Conditions of the Exchange Offer” above and “—Withdrawal of Tenders” below.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates or any third party the right to exchange all or any of the Trust Preferred Securities tendered pursuant to the Exchange Offer for the Common Stock and accrued distributions due with respect to the Trust Preferred Securities, but any such transfer or assignment will not relieve us of our obligations under the Exchange Offer and will in no way prejudice your rights to receive the Common Stock and accrued distributions on Trust Preferred Securities validly tendered and not validly withdrawn and accepted for payment pursuant to the Exchange Offer as provided for herein.

You will not be obliged to pay brokerage commissions or fees to the Dealer Managers, the Exchange Agent, the Information Agent or us with respect to the Exchange Offer.

We will pay all transfer taxes applicable to the exchange and transfer of Trust Preferred Securities pursuant to the Exchange Offer, except if the delivery of the Common Stock and payment of accrued distributions is being made to, or if Trust Preferred Securities not tendered or not accepted for payment are registered in the name of, any person other than the holder of Trust Preferred Securities tendered thereby or Trust Preferred Securities are credited in the name of any person other than the person(s) signing the Letter of Transmittal or electronically transmitting acceptance through ATOP, as applicable; then, in such event, delivery and payment shall not be made unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

The Company will not be liable for any interest as a result of a delay by the Exchange Agent or DTC in distributing the consideration for the Exchange Offer.

Withdrawal of Tenders

You may withdraw your tender of Trust Preferred Securities at any time on or prior to the expiration date. You may only withdraw your tender of Trust Preferred Securities after the expiration date as permitted by law.

For a withdrawal of a tender of Trust Preferred Securities to be effective, a written or facsimile transmission notice of withdrawal, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part and which is available on the website maintained by the Exchange Agent, must be received by the Exchange Agent on or prior to the expiration date, by mail, fax or hand delivery or by a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must:

•

specify the name of the person who tendered the Trust Preferred Securities to be withdrawn and the name of the DTC participant whose name appears on the security position listing as the owner of such Trust Preferred Securities, if different from that of the person who deposited the Trust Preferred Securities,

•	contain the aggregate liquidation amount represented by the Trust Preferred Securities to be withdrawn,

•	unless transmitted through ATOP, be signed by the holder thereof in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantee(s), and

•

if the Letter of Transmittal was executed by a person other than the DTC participant whose name appears on a security position listing as the owner of Trust Preferred Securities, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder.

Withdrawal of Trust Preferred Securities can only be accomplished in accordance with the foregoing procedures.

Holders may not rescind their valid withdrawals of tendered Trust Preferred Securities. However, Trust Preferred Securities validly withdrawn may thereafter be retendered at any time on or prior to the expiration date by following the procedures described under “—Procedures for Tendering Trust Preferred Securities.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us, which determination shall be final and binding. We reserve the absolute right to reject any or all attempted withdrawals of Trust Preferred Securities that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of a withdrawal as to particular Trust Preferred Securities. A waiver of any defect or irregularity with respect to the withdrawal of one Trust Preferred Security shall not constitute a waiver of the same or any other defect or irregularity with respect to the withdrawal of any other Trust Preferred Securities except to the extent we may otherwise so provide. Withdrawals of Trust Preferred Securities shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the trustee, the Exchange Agent, the Dealer Managers, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Return of Unaccepted Trust Preferred Securities

Any tendered Trust Preferred Securities that are not accepted for exchange will be returned without expense to the tendering holder. Such Trust Preferred Securities will be credited to the account maintained at DTC from which they were delivered and returned promptly after the expiration or termination of the Exchange Offer.

Security Ownership

Neither we, nor to the best of our knowledge, any of our executive officers, directors, affiliates or subsidiaries nor, to the best of our knowledge, any of our subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, (a) owns any Trust Preferred Securities or (b) has effected any transactions involving the Trust Preferred Securities during the 60 days prior to the date of this document.

Consequences of Failure to Exchange Trust Preferred Securities

Depending on the amount of Trust Preferred Securities that are accepted for exchange in the Exchange Offer, the trading market for the Trust Preferred Securities that remain outstanding after the Exchange Offer may be more limited. A reduced trading volume may decrease the price and increase the volatility of the trading price of the Trust Preferred Securities that remain outstanding following the Exchange Offer. If the Exchange Offer is successful, the market price for the Trust Preferred Securities may be depressed and there may be a limited trading market for the Trust Preferred Securities.

Following the Exchange Offer we plan to merge the Trust into a new Delaware statutory trust as permitted by the terms of the Trust’s governing documents. In connection with the merger, the Trust Preferred Securities we acquire in the Exchange Offer will be exchanged for a like amount of Underlying Notes and all Trust Preferred Securities not acquired by us in the Exchange Offer will be converted into trust preferred securities of the new trust with terms substantially identical to the terms of the Trust Preferred Securities. The merger will not adversely affect the rights of the holders of Trust Preferred Securities.

No Appraisal Rights

No appraisal or dissenters’ rights are available to holders of Trust Preferred Securities under applicable law in connection with the Exchange Offer.

Accounting Treatment

For Trust Preferred Securities exchanged for Common Stock, we will derecognize the carrying amount of those securities, which are currently recorded as long-term debt, following the merger of the Trust into a new Delaware statutory trust and our exchange of all Trust Preferred Securities received in the Exchange Offer for Underlying Notes. We will record the par amount of the shares issued as Common Stock. The excess of the stock fair value over their par amount will be recorded in APIC. The excess of the carrying amount of the Trust Preferred Securities retired over the fair value of the Common Stock issued will be recorded in the current earnings, net of applicable income taxes, of the period during which the transaction will occur.

Subsequent Repurchases

Following completion of the Exchange Offer, we may repurchase additional trust preferred securities in the open market, in privately negotiated transactions or otherwise. Future purchases of trust preferred securities may be on terms that are more or less favorable than those of the Exchange Offer. Future repurchases, if any, will depend on many factors, including market conditions and the condition of our business.

Exchange Agent

Global Bondholder Services Corporation is the Exchange Agent for the Exchange Offer. Letters of Transmittal and all correspondence in connection with the Exchange Offer should be sent or delivered by each holder of Trust Preferred Securities, or a beneficial owner’s bank, broker, custodian or other nominee, to the Exchange Agent at the address listed on the back cover page of this document. We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Information Agent

Global Bondholder Services Corporation is the Information Agent for the Exchange Offer. Questions concerning the terms of the Exchange Offer or tender procedures and requests for additional copies of this document or the Letter of Transmittal should be directed to the Information Agent at its address and telephone number listed on the back cover page of this document. Holders of Trust Preferred Securities may also contact their bank, broker, custodian, or other nominee concerning the Exchange Offer. We will pay the Information Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Dealer Managers

The Dealer Managers for the Exchange Offer are Goldman, Sachs & Co. (“Goldman Sachs”) and J.P. Morgan Securities Inc. (“J.P. Morgan”). As Dealer Managers for the Exchange Offer, Goldman Sachs and J.P. Morgan will perform services customarily provided by investment banking firms acting as Dealer Managers of exchange offers of a like nature, including, but not limited to, soliciting tenders of Trust Preferred Securities pursuant to the Exchange Offer and communicating generally regarding the Exchange Offer with banks, brokers, custodians, nominees and other persons, including holders of Trust Preferred Securities. We will pay the Dealer Managers reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. We have also agreed to indemnify the Dealer Managers and their respective affiliates against certain liabilities in connection with their services, including liabilities under the federal securities laws.

At any given time, the Dealer Managers may trade in the Trust Preferred Securities or our other securities for their own accounts or for the accounts of customers, and accordingly, may hold a long or a short position in the Trust Preferred Securities or such other securities.

The Dealer Managers have provided in the past and/or are currently providing other investment and commercial banking and financial advisory services to us. The Dealer Managers and their affiliates may in the future provide various investment and commercial banking and other services to us for which they would receive customary compensation. The Dealer Managers are acting as the joint bookrunning managers for the Common Stock Offering and the Mandatory Convertible Preferred Stock Offering.

Brokerage Commissions

Holders that tender their Trust Preferred Securities to the Exchange Agent do not have to pay a brokerage fee or commission to us, the Dealer Managers or the Exchange Agent in connection with the tender of such securities. However, if a tendering holder handles the transaction through its bank, broker, custodian or nominee, that holder may be required to pay that bank, broker, custodian or nominee brokerage fees or commissions.

Fees and Expenses

We will bear the expenses of soliciting tenders of Trust Preferred Securities. The principal solicitation is being made by mail. Additional solicitation may, however, be made by e-mail, facsimile transmission, and telephone or in person by our officers and other employees and those of our affiliates and others acting on our behalf.

No Recommendation

None of us, the trustee, the Dealer Managers, the Exchange Agent or the Information Agent makes any recommendation as to whether you should exchange your Trust Preferred Securities in the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the holders of the Trust Preferred Securities for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. The value of the Common Stock to be issued in the Exchange Offer may not equal or exceed the value of the Trust Preferred Securities tendered. You must make your own independent decision regarding your participation in the Exchange Offer.

Certain Matters Relating to Non-U.S. Jurisdictions

Although we will mail this document to holders of the Trust Preferred Securities to the extent required by U.S. law, this document is not an offer to sell or exchange and it is not a solicitation of an offer to buy or exchange securities in any jurisdiction in which such offer, sale, purchase or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. We have not taken any action under those non-U.S. regulations to facilitate a public offer to exchange outside the United States. Therefore, the ability of any non-U.S. person to tender Trust Preferred Securities in the Exchange Offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the Exchange Offer without the need for us to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors. Non-U.S. holders should consult their advisors in considering whether they may participate in the Exchange Offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the Common Stock that may apply in their home countries. We and the Dealer Managers cannot provide any assurance about whether such limitations may exist. By signing or being deemed to sign the Letter of Transmittal, you are representing that if you are located outside the United States the offer to you and your acceptance of it does not contravene the applicable laws where you are located.

DIVIDEND POLICY

The amount of future dividends on our Common Stock will depend on earnings, financial condition, capital requirements and other factors, and will generally be determined by our board of directors on a quarterly basis.

On April 16, 2009, our board of directors decreased the quarterly dividend on our Common Stock from $0.10 to $0.01 per share. This action will permit us to retain approximately $250 million of capital on an annual basis. The next quarterly dividend is payable on July 1, 2009 to stockholders of record as of June 17, 2009.

The FRB requires bank holding companies like us to act as a source of financial strength to their subsidiary banks. Accordingly, we are required to inform and consult with the FRB before paying dividends that could raise safety and soundness concerns. Due to the challenges presented by the current economic and regulatory environment, we do not expect to increase our quarterly dividend above $0.01 for the foreseeable future and could further reduce or eliminate our Common Stock dividend. In any event, due to our participation in the CPP, prior to November 14, 2011, unless we have redeemed all of the Series A Preferred Stock or the U.S. Treasury has transferred all of the Series A Preferred Stock to third parties, the consent of the U.S. Treasury would be required for us to, among other things, increase our Common Stock dividend above $0.10 except in limited circumstances.

MARKET PRICE, DIVIDEND AND DISTRIBUTION INFORMATION

Market Price of and Dividends on the Common Stock

Our Common Stock is currently listed on the NYSE under the symbol “RF.” As of April 30, 2009, we had approximately 695,030,000 shares of Common Stock outstanding. As of May 12, 2009, there were approximately 82,884 holders of record. The following table sets forth, for the periods indicated, the high and low intraday sales prices per share of the Common Stock as reported on Bloomberg and the cash dividends declared per share of the Common Stock.

	Share Prices		Cash Dividends Declared per Common Share
	Low	High
2009
Second Quarter (through May 21, 2009)	$3.68	$7.60	$0.01
First Quarter ended March 31, 2009	2.35	9.07	0.10

2008
Fourth Quarter ended December 31, 2008	$6.85	$14.50	$0.10
Third Quarter ended September 30, 2008	6.41	19.80	0.10
Second Quarter ended June 30, 2008	10.31	24.31	0.38
First Quarter ended March 31, 2008	17.90	25.84	0.38

2007
Fourth Quarter ended December 31, 2007	$22.84	$31.23	$0.38
Third Quarter ended September 30, 2007	28.90	34.44	0.36
Second Quarter ended June 30, 2007	32.87	36.66	0.36
First Quarter ended March 31, 2007	33.83	38.17	0.36

On May 21, 2009, the closing sales price of our Common Stock on the NYSE was $4.10 per share.

Market Price of and Distributions on the Trust Preferred Securities

The Trust Preferred Securities are currently not listed on any exchange. As of April 30, 2009 there were 700,000 Trust Preferred Securities outstanding, held by one holder of record, the nominee for DTC. The following table sets forth, for the periods indicated, the high and low closing sales prices per share as reported on Bloomberg and the cash distributions per Trust Preferred Securities. Intraday high and low sales prices for the Trust Preferred Securities are not available.

	Prices		Cash Distributions per Trust Preferred Security
	Low	High
2009
Second Quarter (through May 21, 2009)	$525.00	$680.00	$33.13
First Quarter ended March 31, 2009	265.00	550.00

2008
Fourth Quarter ended December 31, 2008	$350.00	$572.50	$33.13
Third Quarter ended September 30, 2008	470.00	650.00
Second Quarter ended June 30, 2008	599.30	740.00	33.13
First Quarter ended March 31, 2008	652.50	891.70

2007
Fourth Quarter ended December 31, 2007	$819.50	$964.20	$36.44
Third Quarter ended September 30, 2007	896.60	978.00
Second Quarter ended June 30, 2007	933.20	1,001.80

On May 21, 2009, the closing sales price of the Trust Preferred Securities on Bloomberg was $680.00.

DESCRIPTION OF CAPITAL STOCK

The following section is a summary and does not describe every right, term or condition of owning our Common Stock. We urge you to read our restated certificate of incorporation, by-laws and the Delaware General Corporation Law (the “DGCL”) because they describe your rights as a holder of our Common Stock. Our restated certificate of incorporation and restated bylaws are incorporated by reference into our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009, filed with the SEC. See “Where You Can Find More Information.” The information in this prospectus is qualified in all respects by reference to the provisions of our restated certificate of incorporation, restated bylaws and the DGCL.

As of April 30, 2009, there were approximately 695,030,000 shares of Common Stock issued and outstanding, and 3,500,000 shares of Series A Preferred Stock issued and outstanding.

Common Stock

We may issue Common Stock in such amounts and proportion and for such consideration as may be fixed by our board of directors or a properly designated committee thereof. As of the date of this prospectus, we are authorized to issue up to 1,500,000,000 shares of Common Stock. As of April 30, 2009, we had issued approximately 738,598,030 shares of our Common Stock (including 43,568,153 shares held in treasury). As of December 31, 2008 an additional 69,700,468 shares of Common Stock were reserved for issuance under stock compensation plans and 48,253,677 shares of Common Stock were reserved for issuance to the U.S. Treasury under the warrants issued pursuant to the CPP. In addition, up to 460 million shares of Common Stock may be issued in the Common Stock Offering and between 56.8 and 115 million shares of Common Stock will be issuable upon conversion of the Mandatory Convertible Preferred Stock.

Our Common Stock is traded on the NYSE under the symbol “RF”. The transfer agent and registrar for our Common Stock is Computershare Investor Services LLC.

General

Holders of our Common Stock are not entitled to preemptive or preferential rights. Our Common Stock has no redemption or sinking fund provisions applicable thereto. Our Common Stock does not have any conversion rights. The rights of holders of our Common Stock will be subject to, and may be adversely affected by, the rights of holders of our currently outstanding Series A Preferred Stock, the Mandatory Convertible Preferred Stock and any preferred stock that we may issue in the future.

We may issue authorized but unissued Common Stock in connection with several employee benefit and stock option and incentive plans maintained by us or our subsidiaries.

Our outstanding Common Stock is fully paid and non-assessable and Common Stock we issue in the future, when fully paid for, will be non-assessable.

Dividends

When, as and if dividends are declared by our board of directors out of funds legally available for their payment, the holders of our Common Stock are entitled to share equally, share for share, in such dividends. The payment of dividends on our Common Stock is subject to the prior payment of dividends on our preferred stock.

Liquidation

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of our Common Stock are entitled to receive, on a share for share basis, any of our assets or funds available for distribution after we have paid in full all of our debts and distributions and the full liquidation preferences of our outstanding preferred stock.

Voting Rights

Subject to the rights, if any, of the holders of any series of preferred stock, holders of our Common Stock have exclusive voting rights and are entitled to one vote for each share of Common Stock on all matters voted upon by the shareholders, including election of directors. Holders of our Common Stock do not have the right to cumulate their voting power.

Certain Provisions That May Have an Anti-Takeover Effect

Our restated certificate of incorporation and by-laws, and certain portions of Delaware law, contain certain provisions that may have an anti-takeover effect.

Business Combination. In addition to any other vote required by law, our restated certificate of incorporation or agreement between us and any national securities exchange, the affirmative vote of the holders of at least 75% of the outstanding shares of our Common Stock entitled to vote in an election of the directors is required for any merger or consolidation with or into any other corporation, or any sale or lease of all or a substantial part of our assets to any other corporation, person or other entity, in each case if, on the record date for the vote thereon, such corporation, person or entity is the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of the corporation entitled to vote in an election of directors. This supermajority vote of the holders of the outstanding shares of the corporation does not apply where:

•

our directors have approved a memorandum of understanding or other written agreement providing for the transaction prior to the time that such corporation, entity or person became a beneficial owner of more than 5% of our outstanding shares entitled to vote in an election of directors, or after such acquisition of 5% of our outstanding shares, if at least 75% of the directors approve the transaction prior to its consummation; or

•

any merger or consolidation of the corporation with, or any sale or lease by Regions or any subsidiary thereof of any assets of, or any sale or lease by the corporation or any subsidiary thereof of any of its assets to, any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in election of directors is owned of record or beneficially by the corporation and its subsidiaries.

Special Meeting of Stockholders. Only our Chief Executive Officer, President, Secretary or directors by resolution, may call a special meeting of our stockholders.

Action of Stockholders Without a Meeting. Any action of our stockholders may be taken at a meeting only and may not be taken by written consent.

Amendment of Certificate of Incorporation. For us to amend our restated certificate of incorporation, Delaware law requires that our board of directors adopt a resolution setting forth any amendment, declare the advisability of the amendment and call a stockholders’ meeting to adopt the amendment. Generally, amendments to our restated certificate of incorporation require the affirmative vote of a majority of our outstanding stock. As described below, however, certain amendments to our amended and restated certificate of incorporation may require a supermajority vote.

The vote of the holders of not less than 75% of outstanding shares of our Common Stock entitled to vote in an election of directors, considered as a single class, is required to adopt any amendment to our restated certificate of incorporation that relates to the provisions of our amended and restated certificate of incorporation that govern the following matters:

•	the size of our board of directors and their terms of service;

•	the provisions regarding “business combinations”;

•	the ability of our stockholders to act by written consent;

•	the provisions indemnifying our officers, directors, employees and agents; and

•	the provisions setting forth the supermajority vote requirements for amending our restated certificate of incorporation.

The provisions described above may discourage attempts by others to acquire control of us without negotiation with our board of directors. This enhances our board of directors’ ability to attempt to promote the interests of all of our stockholders. However, to the extent that these provisions make us a less attractive takeover candidate, they may not always be in our best interests or in the best interests of our stockholders. None of these provisions is the result of any specific effort by a third party to accumulate our securities or to obtain control of us by means of merger, tender offer, solicitation in opposition to management or otherwise.

Preferred Stock

The following summary contains basic information about our preferred stock. As of the date of this prospectus, we are authorized to issue up to 10,000,000 shares of preferred stock. Shares of preferred stock may be issued in one or more series from time to time by our board of directors, with such powers, preferences and rights as fixed by the board of directors. As of the date of this prospectus, 3,500,000 shares of preferred stock are outstanding. We are currently offering shares of our Mandatory Convertible Preferred Stock.

For a more complete understanding of our Series A Preferred Stock, you should read the certificate of designation for the Series A Preferred Stock, which is incorporated by reference into our Quarterly Report on Form 10-Q/A for the quarter ending March 31, 2009. See “Where You Can Find More Information.” For a more complete understanding of our Mandatory Convertible Preferred Stock, you should read the Prospectus Supplement relating to the Mandatory Convertible Preferred Stock, dated May 20, 2009.

Series A Preferred Stock

On November 14, 2008, pursuant to the CPP, we issued to the U.S. Treasury 3,500,000 shares of our Series A Preferred Stock, having a liquidation amount per share equal to $1,000 for a total price of $3.5 billion. The Series A Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. Prior to November 14, 2011, unless we have redeemed all of the Series A Preferred Stock or the U.S. Treasury has transferred all of the Series A Preferred Stock to third parties, the consent of the U.S. Treasury will be required for us to, among other things, repurchase or redeem Common Stock or our other preferred stock, except in limited circumstances. We may not redeem the Series A Preferred Stock without necessary bank regulatory approval.

Furthermore, as long as the Series A Preferred Stock is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including our Common Stock, are prohibited until all accrued and unpaid dividends are paid on the Series A Preferred Stock, subject to certain limited exceptions. In addition, prior to November 14, 2011, unless we have redeemed all of the Series A Preferred Stock or the U.S. Treasury has transferred all of the Series A Preferred Stock to third parties, the consent of the U.S. Treasury will be required for us to, among other things, increase our Common Stock dividend above $0.10 except in limited circumstances.

The Series A Preferred Stock has no voting rights, except as provided below or as otherwise provided by applicable law. If and when dividends payable on the Series A Preferred Stock shall have not been declared and paid in full for at least six quarterly dividend periods, the authorized number of directors then constituting our board of directors will be increased by two and the holders of shares of Series A Preferred Stock, together with the holders of all other affected classes and series of stock, ranking on a parity with the Series A Preferred Stock as to payment of dividends and that have comparable voting rights, voting as a single class, shall be entitled to elect the two additional directors. These voting rights shall continue until all accrued and unpaid dividends through the relevant dividend period have been paid in full. So long as any shares of Series A Preferred Stock are outstanding, the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock shall be necessary for effecting or validating: (i) any amendment of our restated certificate of incorporation to authorize, or increase the authorized amount of, any shares of any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or distribution of assets on our liquidation; (ii) any amendment, alteration or repeal of any provision of our restated certificate of incorporation or bylaws that would alter or change the voting powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely; or (iii) any merger or consolidation of us with or into any entity other than a corporation, or any merger or consolidation of us with or into any other corporation if we are not the surviving corporation in such merger or consolidation and if the Series A Preferred Stock is changed in such merger or consolidation into anything other than a class or series of preferred stock of the surviving or resulting corporation, or a corporation controlling such corporation, having voting powers, preferences and special rights that, taken as a whole, are materially less favorable to the holders thereof than those of the Series A Preferred Stock immediately prior to such merger or consolidation. The Series A Preferred Stock will provide no preemptive rights.

In connection with the issuance of our Series A Preferred Stock, we also issued a warrant for 48,253,677 shares of our Common Stock to the U.S. Treasury. If we elect to repurchase our Series A Preferred Stock, we will also have the right to repurchase the warrant at fair market value. If, prior to December 31, 2009, we fund the repurchase of the entirety of our Series A Preferred Stock with the proceeds of one or more qualified equity offerings that result in $3,500,000,000 or more of net proceeds, the number of shares the warrant is exercisable for will be reduced by half. This offering will be a qualified equity offering described in the immediately preceding sentence. If we elect to repurchase our Series A Preferred Stock but do not elect to repurchase the warrant, we will be required to issue a substitute warrant to the U.S. Treasury that the U.S. Treasury may exercise or transfer to a third party.

Mandatory Convertible Preferred Stock

The Mandatory Convertible Preferred Stock will be a new series of preferred stock that rank with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

•

senior to all of our Common Stock and to each other class of other capital stock or series of preferred stock issued in the future unless the terms of that stock expressly provide that it ranks senior to, or on a parity with, the Mandatory Convertible Preferred Stock;

•

on a parity with our Series A Preferred Stock and any of our capital stock issued in the future, the terms of which expressly provide that it will rank on a parity with the Mandatory Convertible Preferred Stock; and

•	junior to all of our capital stock issued in the future, the terms of which expressly provide that such stock will rank senior to the Mandatory Convertible Preferred Stock.

Dividends on the Mandatory Convertible Preferred Stock will accrue at a rate of 10% per annum, with such dividends to be if, as and when declared by our board of directors. We may in certain instances be required to pay accrued and unpaid dividends in Common Stock and in certain instances we may elect to pay such dividend in cash, Common Stock or a combination thereof.

The Mandatory Convertible Preferred Stock will be mandatorily converted on December 15, 2010 if not earlier converted at the option of the holder or at our election. The number of shares deliverable upon conversion will be a variable amount based on the average of the daily volume weighted average price per share of our Common Stock during a specified period of 20 consecutive trading days with the number of shares to range from 277.2727 to 250.0000 per share subject to anti-dilution adjustments and adjustment in the case of conversion upon the occurrence of a fundamental change.

Except as required by law and our restated certificate of incorporation, which will include the certificate of designation for the Mandatory Convertible Preferred Stock, the holders of Mandatory Convertible Preferred Stock will have no voting rights.

The affirmative consent of holders of at least 66 2/3% of the outstanding Mandatory Convertible Preferred Stock and all other preferred stock or securities having similar voting rights will be required for the authorization or increase in the authorized amount of any class or series of stock ranking senior to the Mandatory Convertible Preferred Stock with respect to either or both the payment of dividends or and/or the distribution of assets upon any liquidation, dissolution or winding up and for amendment, alteration or repeal of any provision of our restated certificate of incorporation so as to adversely affect the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock.

COMPARISON OF RIGHTS BETWEEN THE TRUST PREFERRED

SECURITIES AND THE COMMON STOCK

The following briefly summarizes the material differences between the rights of holders of the Trust Preferred Securities as currently in effect and of holders of the Common Stock to be issued in the Exchange Offer. The discussion below is a summary and is qualified in its entirety by reference to our Certificate of Incorporation, the amended and restated trust agreement of the Trust, the Statutory Trust Act of the State of Delaware, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), our amended and restated bylaws (the “Bylaws”), applicable Delaware law and other documents referred to herein. We urge you to read these documents for a more complete understanding of the differences between the Trust Preferred Securities and the Common Stock.

Governing Documents

Trust Preferred Securities: Holders of Trust Preferred Securities have their rights set forth in the Declaration of Trust, the Statutory Trust Act of the State of Delaware and the Trust Indenture Act.

Common Stock: Holders of shares of our Common Stock will have their rights set forth in the Certificate of Incorporation, the Bylaws and the DGCL.

Dividends and Distributions

Trust Preferred Securities: Holders of the Trust Preferred Securities are entitled to receive cumulative distributions at the annual rate of (i) 6.625% until May 15, 2027, (ii) three-month LIBOR plus 1.29% from and including May 15, 2027 to but excluding May 15, 2047, and (iii) one-month LIBOR plus 2.29% thereafter, payable semi-annually in arrears until May 15, 2027, quarterly in arrears beginning on August 15, 2027 until May 15, 2047, and thereafter monthly in arrears.

The funds available to the Trust for distributions on the Trust Preferred Securities are limited to payments received from Regions on the Underlying Notes held by the Trust. We may defer interest payments on the Underlying Notes for up to ten years, provided no deferral period will extend beyond the final repayment date or the earlier redemption of the Underlying Notes. If we defer interest payments on the Underlying Notes, distributions on the Trust Preferred Securities will also be deferred. Interest payments on the Underlying Notes continue to accrue during deferral periods and, as a result, distributions on the Trust Preferred Securities continue to accrue. During a deferral period, we cannot pay any dividends or make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of our capital stock, including the Common Stock, or make an interest, principal or premium payment on or repurchase any of our debt securities that rank equal with or junior to the Underlying Notes, subject to certain exceptions.

Common Stock: Subject to the preferential rights of any other class or series of capital stock, holders of Common Stock will be entitled to receive such dividends when, as and if declared by our board of directors.

Ranking

Trust Preferred Securities: The Trust Preferred Securities rank senior with respect to rights upon liquidation, dissolution or winding up of Regions to the Common Stock. The Trust Preferred Securities are equal in right of payment with our other outstanding series of trust preferred securities and junior in right of payment with our “senior indebtedness.” The liquidation amount of the Trust Preferred Securities is $1,000 per security, plus any accrued and unpaid distributions on such Trust Preferred Security.

Common Stock: The Common Stock will rank junior with respect to dividend rights and rights upon our liquidation, dissolution or winding up to all our other securities and indebtedness.

Conversion Rights

Trust Preferred Securities: The Trust Preferred Securities are not convertible into shares of Common Stock.

Common Stock: The Common Stock is not convertible.

Voting Rights

Trust Preferred Securities: Generally, holders of the Trust Preferred Securities do not have any voting rights with respect to Regions, but do have the right to vote on modifications to certain documents governing the Trust Preferred Securities.

Common Stock: Holders of shares of Common Stock will be entitled to one vote per share on all matters voted on by our stockholders.

Redemption

Trust Preferred Securities: We may redeem the Underlying Notes at any time, in whole or in part, subject to certain restrictions. We may redeem the Underlying Notes (i) at 100% of the principal amount plus any accrued and unpaid interest through the redemption date in the case of redemption on May 15, 2027, in connection with a capital treatment event or investment company event, after May 15, 2027 in connection with a tax event, or on or after May 15, 2047; or (ii) the make-whole redemption price in all other cases.

The Trust will redeem the Trust Preferred Securities and the Trust’s common securities on the dates and to the extent we redeem the Underlying Notes. The redemption price for the Trust Preferred Securities will be the redemption price for the Underlying Notes. If the Trust redeems less than all the outstanding Trust Preferred Securities and common securities then the Trust will redeem each on a pro rata basis.

The Trust Preferred Securities are not redeemable at the option of the holders.

Common Stock: We have no obligation or right to redeem our Common Stock.

Listing

Trust Preferred Securities: The Trust Preferred Securities are not listed for trading on any securities exchange.

Common Stock: The Common Stock is listed for trading on the NYSE under the symbol “RF”.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. federal income tax consequences relating to the exchange of the Trust Preferred Securities pursuant to the Exchange Offer and to the ownership and disposition of our Common Stock received upon such exchange. It applies to you only if you acquire the Common Stock in the Exchange Offer and you hold your Trust Preferred Securities and Common Stock as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules under the U.S. federal income tax laws, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	an insurance company,

•	a tax-exempt organization,

•	a person that owns Trust Preferred Securities that are a hedge or that are hedged against interest rate risks,

•	a person that owns Trust Preferred Securities or Common Stock as part of a straddle or conversion transaction for tax purposes,

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or

•	a U.S. expatriate.

This section does not consider the specific facts and circumstances that may be relevant to a particular holder and does not address alternative minimum tax considerations or the treatment of a holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the U.S., including the Internal Revenue Code of 1986, as amended, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Legislation has been proposed by the current U.S. administration that would change the treatment described below and it is not possible at this time to determine whether such proposed legislation will be passed into law. You should consult your tax advisor with respect to such proposals. This section is based on the treatment of the Trust as a grantor trust and on the treatment of the debt securities held by the related trust (the “Underlying Debt Securities”) as our indebtedness for federal income tax purposes, and the rest of this section so assumes.

If a partnership holds the Trust Preferred Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Trust Preferred Securities should consult its tax advisor with regard to the U.S. federal income tax treatment of the Exchange Offer and of owning the Common Stock received pursuant to the Exchange Offer.

Please consult your own tax advisor concerning the consequences of owning the Trust Preferred Securities, participating in the Exchange Offer and of owning the Common Stock received in the Exchange Offer in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

U.S. Holders

This subsection describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Trust Preferred Security and you are, for U.S. federal income tax purposes:

•	a citizen or individual resident of the U.S.,

•	a domestic corporation,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a U.S. holder, this subsection does not apply to you and you should refer to “—U.S. Alien Holders” below.

Treatment of the Exchange Offer

A holder of a Trust Preferred Security is treated for U.S. federal income tax purposes as the beneficial owner of a ratable share of the debt securities held by the related trust. Therefore, the exchange of the Trust Preferred Securities for our Common Stock pursuant to the Exchange Offer will be treated as an exchange of the Underlying Debt Securities for our Common Stock for U.S. federal income tax purposes, and will therefore be a recapitalization. Therefore, except as described below with respect to the payment for accrued and unpaid distributions, no gain or loss will be recognized by you upon the exchange. Accordingly, your tax basis in the Common Stock received in such an exchange will be the same as your adjusted tax basis in the Trust Preferred Securities surrendered, and your holding period for such Common Stock will include your holding period for the Trust Preferred Securities that were exchanged.

Payment of the accrued and unpaid distributions on your Trust Preferred Securities in the exchange will be taxable as ordinary income (to the extent not previously taken into income).

If you acquired a Trust Preferred Security for an amount that is less than the stated principal amount of a ratable share of the Underlying Debt Securities, the amount of such difference is generally treated as “market discount” on the Underlying Debt Securities for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the Trust Preferred Security to the maturity date of the Underlying Debt Securities, unless you make an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. If you exchange Trust Preferred Securities with accrued market discount for our Common Stock pursuant to the Exchange Offer, any gain on the subsequent disposition of such Common Stock will be treated as ordinary income to the extent of such accrued market discount that has not previously been included in income.

U.S. Holders of Common Stock

Distributions on Common Stock. In general, distributions with respect to our Common Stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our Common Stock and thereafter as capital gain from the sale or exchange of such Common Stock. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if you meet certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder in tax years beginning on or before December 31, 2010 will qualify for taxation at special rates if you meet certain holding period and other applicable requirements.

Disposition of Common Stock. Subject to the above discussion on market discount under “—Treatment of the Exchange Offer,” upon the sale or other disposition of our Common Stock received upon exchange of Trust Preferred Securities pursuant to the Exchange Offer, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in our Common Stock. Such capital gain or loss will generally be long-term if your holding period in respect of such Common Stock is more than one year. For a discussion of your holding period in respect of Common Stock received in exchange for Trust Preferred Securities, see above under “—Treatment of the Exchange Offer.” Long-term capital gain recognized by a non-corporate U.S. holder is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

U.S. Information Reporting and Backup Withholding. You will be subject to information reporting with respect to any dividend payments by us to you and proceeds of the sale or other disposition by you of our Common Stock, unless you are a corporation or other exempt recipient and appropriately establish that exemption. In addition, such payments will be subject to U.S. federal backup withholding tax, unless you supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. The backup withholding rate is currently 28%. Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

U.S. Alien Holders

This subsection describes the tax consequences to a U.S. alien holder. You are a U.S. alien holder if you are the beneficial owner of a Trust Preferred Security and you are not a U.S. holder and are not a partnership. If you are a U.S. holder, this subsection does not apply to you.

Treatment of the Exchange Offer

Generally, if you are a U.S. alien holder, you will not recognize any gain or loss on the exchange of Trust Preferred Securities for Common Stock pursuant to the Exchange Offer.

The accrued but unpaid distributions on the Trust Preferred Securities paid to you in the exchange will not be subject to U.S. federal income or withholding tax, provided that (a) the distributions on the Trust Preferred Securities are not effectively connected with your conduct of a trade or business in the U.S., (b) you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and are not a controlled foreign corporation related to us through stock ownership, and (c) you comply with certain certification requirements.

U.S. Alien Holders of Common Stock

Dividends. Except as described below, if you are a U.S. alien holder of our Common Stock, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a U.S. alien holder that is an estate or trust, such forms certifying the status of each beneficiary of the estate or trust as) a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments, or

•

in the case of payments made outside the U.S. to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the U.S.), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the U.S., and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the U.S., we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that:

•	you are a non-U.S. person, and

•	the dividends are effectively connected with your conduct of a trade or business within the U.S. and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations.

If you are a corporate U.S. alien holder, “effectively connected” dividends that you receive may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock. If you are a U.S. alien holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of Common Stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the U.S., and the gain is attributable to a permanent establishment that you maintain in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

•	you are an individual, you are present in the U.S. for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•

we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our common stock and you are not eligible for any treaty exemption. We have not been, are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

If you are a corporate U.S. alien holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Federal Estate Taxes. Common Stock held by an individual U.S. alien holder at the time of death will be included in the holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting. In general (and except as described below), backup withholding and information reporting will not apply to a distribution of dividends on our Common Stock paid to you, or to the proceeds from the disposition of the Common Stock by you, in each case, if you certify under penalties of perjury that you are a non-United States person and the payor does not have actual knowledge or reason to know to the contrary. In general, if your Common Stock is not held through a qualified intermediary, the amount of dividends, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the Internal Revenue Service.

Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

Each person considering the use of plan assets of a pension, profit-sharing or other employee benefit plan, individual retirement account, or other retirement plan, account or arrangement to acquire or hold the Common Stock should consider whether an investment in our Common Stock would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (the “ERISA”), or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code, as applicable, prohibit plans subject to Title I of ERISA and/or Section 4975 of the Code, including entities such as collective investment funds, partnerships and separate accounts or insurance company pooled separate accounts or insurance company general accounts whose underlying assets include the assets of such plans (each a “Plan”, and, collectively, the “Plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest,” under ERISA or “disqualified persons,” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons and penalties and liabilities under ERISA and the Code for the fiduciary of the Plan, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA and Section 414(e) of the Code with respect to which the election provided by Section 410(d) of the Code has not been made), and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the prohibited transaction requirements of Title I of ERISA or Section 4975 of the Code but may be subject to similar provisions under other applicable federal, state, local, foreign or other regulations, rules or laws (collectively, “Similar Laws”).

The acquisition or holding of our Common Stock by a Plan with respect to which we, the Agents or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless our Common Stock is acquired or held pursuant to and in accordance with an applicable exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Common Stock, such as PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 and PTCE 84-14. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, or the “Service Provider Exemption,” provide limited relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions with non-fiduciary service providers for transactions that are for adequate consideration. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Each purchaser or holder of our Common Stock or any interest therein, will be deemed to have represented and warranted, on each day from the date on which the purchaser or holder acquires its interest in our Common Stock to the date on which the purchaser disposes of its interest in our Common Stock, by its acquisition or holding of our Common Stock or any interest therein that (a) its acquisition and holding of our Common Stock is not made on behalf of or with “plan assets” of any Plan, or (b) if its acquisition and holding of our Common Stock is made on behalf of or with “plan assets” of a Plan, then (i) its acquisition and holding of our Common Stock will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing our Common Stock on behalf of or with “plan assets” of any Plan consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment as well as the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption.

VALIDITY OF COMMON STOCK

The validity of the Common Stock to be issued in the Exchange Offer will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP regularly performs legal services for us and our affiliates. The validity of the shares of Common Stock offered hereby will be passed upon for the Dealer Managers by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of Regions appearing in Regions’ Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of Regions’ internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The Exchange Agent for the Exchange Offer is:

Global Bondholder Services Corporation

By Hand, Overnight Delivery or Mail (Registered or Certified Mail Recommended):	By Facsimile Transmission (for Eligible Institutions only):

Global Bondholder Services Corporation 65 Broadway, Suite 723 New York, New York 10006 Attention: Corporate Actions	Global Bondholder Services Corporation (212) 430-3775 Attention: Corporate Actions
Confirm by Telephone: (212) 430-3774

Any questions or requests for assistance may be directed to the Dealer Managers or the Information Agent at their respective telephone numbers as set forth below. Any requests for additional copies of this document, the Letter of Transmittal or related documents may be directed to the Information Agent. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

The Information Agent for the Exchange Offer is:

Global Bondholder Services Corporation

65 Broadway, Suite 723

New York, New York 10006

Banks and Brokers, Call Collect:

(212) 430-3774

All Others Call Toll-Free:

(866) 540-1500

The Dealer Managers for the Exchange Offer are:

Goldman, Sachs & Co. Credit Liability Management Group One New York Plaza, 48th Floor New York, New York 10004 (877) 686-5059 (toll-free) (212) 902-5183 (collect)	J.P. Morgan Liability Management Group 270 Park Avenue New York, New York 10017 (866) 834-4666 (toll-free) (212) 834-3424 (collect)

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation – a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article 10 of Regions’ Amended and Restated Certificate of Incorporation and Article V Section 11 of Regions’ Bylaws provide for indemnification of each officer, director, employee and agent of Regions to the fullest extent permitted by the DGCL.

Additionally, Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article 10 of Regions’ Amended and Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

Article V Section 11 of Regions’ Bylaws permits Regions to provide liability insurance for its directors and officers providing for coverage against loss from claims made against directors and officers in their capacity as such, including in certain instances when Regions could not itself indemnify the directors and officers. Regions has purchased this insurance for its directors and officers.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit No.	Description
3.1	Restated Certificate of Incorporation incorporated by reference to Exhibit 3.1 to Form 10-Q Quarterly Report filed by registrant on August 3, 2007.

3.2	Certificate of Designations incorporated by reference to Exhibit 3.1 to Form 8-K Current Report filed by registrant on November 18, 2008.

3.3	Bylaws as restated, incorporated by reference to Exhibit 3.2 to Form 8-K Current Report filed by registrant on April 22, 2008.

4.1	Instruments defining the rights of security holders, including indentures. The registrant hereby agrees to furnish to the Commission upon request copies of instruments defining the rights of holders of long-term debt of the registrant and its consolidated subsidiaries; no issuance of debt exceeds 10% of the assets of the registrant and its subsidiaries on a consolidated basis.

4.2	Warrant to purchase up to 48,253,677 shares of Common Stock, issued on November 14, 2008 to the United States Department of Treasury, incorporated by reference to Exhibit 4.1 to Form 8-K Current Report filed by registrant on November 18, 2008.

Exhibit No.	Description
4.3	Form of stock certificate for the class of Fixed Rate Cumulative Perpetual Preferred Stock Series A, incorporated by reference to Exhibit 4.2 to Form 8-K Current Report filed by registrant on November 18, 2008.

5.1	Opinion of Sullivan & Cromwell LLP.*

8.1	Opinion of Sullivan & Cromwell LLP.*

12.1	Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends, incorporated by reference to Exhibit 12.1 to Current Report on Form 8-K filed by registrant on May 20, 2009.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1).*

23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1).*

24.1	Powers of Attorney.*

24.2	Power of Attorney.

99.1	Letter of Transmittal.

99.2	Form of Notice of Withdrawal.

*	Previously Filed.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Regions Financial Corporation has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Birmingham, Alabama, on May 22, 2009.

REGIONS FINANCIAL CORPORATION

By:	/s/ C. DOWD RITTER
Name:	C. Dowd Ritter
Title:	Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 has been signed by the following persons in the capacities indicated, on May 22, 2009.

Signature	Title
/s/ C. DOWD RITTER C. Dowd Ritter	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ O.B. GRAYSON HALL, JR. O.B. Grayson Hall, Jr.	Vice Chairman, Head of General Banking Group and Director

/s/ IRENE M. ESTEVES Irene M. Esteves	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ HARDIE B. KIMBROUGH, JR. Hardie B. Kimbrough, Jr.	Executive Vice President and Controller (Principal Accounting Officer)

* Samuel W. Bartholomew Jr.	Director

* George W. Bryan	Director

* David J. Cooper, Sr.	Director

* Ernest W. Deavenport, Jr.	Director

* Don DeFosset	Director

James R. Malone	Director

* Susan W. Matlock	Director

* John E. Maupin, Jr.	Director

Signature	Title

* Charles D. McCrary	Director

Claude B. Nielsen	Director

* John R. Roberts	Director

* Lee J. Styslinger III	Director

*	John D. Buchanan, by signing his name hereto, does sign this document on behalf of each of the persons indicated above pursuant to powers of attorney executed by such persons and filed with the Securities and Exchange Commission.

By:	/s/ JOHN D. BUCHANAN
John D. Buchanan
Attorney in Fact